EXHIBIT 2.1

                       AGREEMENT OF PURCHASE AND SALE


                         Dated as of July 23, 1998

                               by and between

                         KIMBERLY-CLARK CORPORATION

                                    and

                      GULFSTREAM AEROSPACE CORPORATION

                                      TABLE OF CONTENTS

ARTICLE I  TERMS OF PURCHASE AND SALE..................................1
     1.01.  Sale of the Stock..........................................1
     1.02.  The Closing................................................1
     1.03.  Purchase Price and Payment.................................2
     1.04.  Closing Balance Sheet; Purchase Price Adjustment...........2
ARTICLE II  REPRESENTATIONS AND WARRANTIES OF SELLER...................6
     2.01.  Capitalization.............................................6
     2.02.  Organization; Subsidiaries.................................6
     2.03.  Corporate Power and Authority; Effect of Agreement.........7
     2.04.  Financial Statements.......................................7
     2.05.  Absence of Certain Changes or Events.......................8
     2.06.  Assets and Properties......................................8
     2.07.  Intellectual Property.....................................10
     2.08.  Commitments...............................................11
     2.09.  Litigation................................................14
     2.10.  Compliance with Laws......................................14
     2.11.  Employee Benefit Plans....................................14
     2.12.  Environmental Matters.....................................19
     2.13.  Consents..................................................22
     2.14.  Taxes.....................................................22
     2.15.  Fees......................................................24
     2.16.  Major Customers and Suppliers.............................24
     2.17.  Products..................................................24
     2.18.  Intercompany Transactions.................................25
     2.19.  Insurance.................................................25
     2.20.  Year 2000.................................................25
     2.21.  Inventory.................................................26
     2.22.  Accounts Receivable.......................................26
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF BUYER..................26
     3.01.  Organization..............................................26
     3.02.  Corporate Power and Authority; Effect of Agreement........26
     3.03.  Consents..................................................27
     3.04.  Availability of Funds.....................................27
     3.05.  Litigation................................................27
     3.06.  Purchase for Investment...................................27
     3.07.  Fees......................................................27
ARTICLE IV  COVENANTS.................................................28
     4.01.  Compliance with Antitrust Laws; Regulatory and Other
            Consents; Best Efforts....................................28
     4.02.  Conduct of Business.......................................28
     4.03.  Access....................................................29
     4.04.  No Shop...................................................30
     4.05.  Further Assurances........................................30
     4.06.  Confidentiality Agreements................................31
     4.07.  Notice....................................................31
     4.08.  Confidentiality...........................................31
     4.09.  Responsibility for Taxes; Returns; Audits.................31
     4.10.  Corporate Name............................................37
     4.11.  Cash Management...........................................38
     4.12.  Non-Competition Agreement.................................39
     4.13.  Transition Services.......................................40
     4.14.  K-C Nevada, Inc...........................................40
     4.15.  Kimberly-Clark Corporate Aircraft Services Agreement......40
     4.16.  Burn Testing Matter.......................................41
     4.17.  Deferred Revenue..........................................41
     4.18.  Delivery of Cash Flow Statements..........................43
     4.19.  Seller's Insurance........................................43
     4.20.  AIM System Software Licenses..............................44
ARTICLE V  CONDITIONS TO BUYER'S OBLIGATIONS..........................44
     5.01.  Representations, Warranties and Covenants of Seller.......44
     5.02.  No Prohibition............................................45
     5.03.  Consents..................................................45
     5.04.  No Material Adverse Change................................45
ARTICLE VI  CONDITIONS TO SELLER'S OBLIGATIONS........................45
     6.01.  Representations, Warranties and Covenants of Buyer........45
     6.02.  No Prohibition............................................46
     6.03.  HSR Act...................................................46
ARTICLE VII  EMPLOYMENT AND EMPLOYEE BENEFITS
               ARRANGEMENTS...........................................46
     7.01.  Employment................................................46
     7.02.  Stay Bonuses..............................................46
     7.03.  Benefit Plans.............................................46
     7.04.  Benefit Liabilities.......................................47
     7.05.  Seller's Retirement Plans.................................48
     7.06.  Equity-Based Plans........................................48
     7.07.  Long-Term Disability......................................49
     7.08.  Indemnity for Non-Assumed Employee Related Liabilities....49
ARTICLE VIII  TERMINATION PRIOR TO CLOSING............................50
     8.01.  Termination...............................................50
     8.02.  Effect on Obligations.....................................50
ARTICLE IX  MISCELLANEOUS.............................................50
     9.01.  Survival..................................................50
     9.02.  Agreement to Indemnify....................................51
     9.03.  Indemnification Procedure.................................52
     9.04.  Other Indemnification Matters.............................55
     9.05.  Interpretive Provisions...................................56
     9.06.  Entire Agreement..........................................57
     9.07.  Successors and Assigns....................................57
     9.08.  Headings..................................................57
     9.09.  Modification and Waiver...................................57
     9.10.  Counterparts..............................................57
     9.11.  Expenses..................................................57
     9.12.  Notices...................................................58
     9.13.  Governing Law.............................................59
     9.14.  Public Announcements......................................59
     9.15.  Severability..............................................59

                             K-C AVIATION INC.

                               SCHEDULE INDEX
                               --------------


2.04(a)                         Financial Statements
2.04(b)                         Undisclosed Liabilities
2.05                            Material Loss
2.06(a)                         Personal Assets and Property
2.06(b)                         Buildings, Plants and Other Structures
2.06(c)                         Owned Real Property
2.06(d)                         Leased Real Property
2.06(e)                         Condemnation/Eminent Domain Proceedings
2.07                            Intellectual Property
2.08(a)                         Commitments
2.08(b)                         Commitment Exceptions
2.09                            Litigation
2.10                            Compliance with Laws
2.11(a)                         Company Benefit Plans and Employee Agreements
2.12(a)(i)                      Environmental Matters
2.12(a)(ii)                     Environmental Permits
2.12(a)(iii)                    Hazardous Substances
2.12(a)(iv)                     Environmental Claims
2.12(a)(v)                      Environmental Liabilities
2.12(a)(vi)                     Storage Tanks
2.12(a)(vii)                    Waste Disposal Sites
2.12(a)(viii)                   Environmental Liens
2.13                            Consents
2.14(a)                         Tax Returns
2.14(b)                         Tax Matters
2.14(c)                         Tax Sharing
2.16                            Customers and Suppliers
2.17                            Products
2.18                            Intercompany Transactions
2.19                            Insurance Coverage
4.13                            Services Provided by Seller
5.03                            Consents
7.01                            Employees
7.03                            Certain Employees
7.07                            Long-Term Disability
7.09                            Option Plan Participants
9.05                            Officers of Seller

                           INDEX OF DEFINED TERMS
                           ----------------------

TERM                                        DEFINED
----                                        -------
Accumulated Costs                           Section 4.17
Active Eligible                             Section 7.03
Agreed Assumptions                          Section 1.04(g)
Active Employees                            Section 7.01
Actual Overdraft                            Section 4.11
Adjusted Deferred Revenue                   Section 4.17
Allocation                                  Section 4.09(d)(3)
Ancillary Document                          Section 9.01
Annual Financial Statements                 Section 2.04(a)
Antitrust Division                          Section 4.01(a)
APBO                                        Section 1.04(g)
Arbiter                                     Section 1.04(c)
Benefit Plan                                Section 2.11(l)
Bulletin                                    Section 4.16
Burn Testing Matter                         Section 4.16
Business                                    Recitals
Buyer                                       Preamble
Buyer's Indemnified Group                   Section 9.02(b)
Buyer's Option Plan                         Section 7.09
Cap                                         Section 9.04(a)
Cash Flow Certificate                       Section 4.18
Closing                                     Section 1.02
Closing Adjusted Deferred Revenue           Section 4.17
Closing Balance Sheet                       Section 1.04(a)
Closing Book Value                          Section 1.04(d)
Closing Date                                Section 1.02
Code                                        Section 2.11(l)
Commitments                                 Section 2.08(a)
Company                                     Recitals
Company Benefit Plan                        Section 2.11(l)
Competitive Activity                        Section 4.12
Competitor                                  Section 4.12
Completion Percentage                       Section 4.17
Confidential Information                    Section 4.08
Contract Price                              Section 4.17
Contract Profit                             Section 4.17
Copyrights                                  Section 2.07
Corporate Name                              Section 4.10(a)
Customer Contracts                          Section 4.17
Deductible                                  Section 9.04(a)
Department                                  Section 2.11(l)
Disabled Employee                           Section 7.07
Disbursement Accounts                       Section 4.11
Earned Profit                               Section 4.17
Employee                                    Section 2.11(l)
Employee Agreement                          Section 2.11(l)
Employment Period                           Section 7.03
Encumbrances                                Section 2.01
Environmental Laws                          Section 2.12(b)
Environmental Matter                        Section 2.12(b)
Environmental Permits                       Section 2.12(a)(ii)
Equity Participation Plan                   Section 7.06
ERISA                                       Section 2.11(l)
ERISA Affiliate                             Section 2.11(l)
Estimated Overdraft                         Section 4.11
Existing Contamination                      Section 9.02(b)
FAS 106                                     Section 1.04(g)
FAS 106 Closing
  Balance Sheet Liability                   Section 1.04(b)(x)
FAS 106 Liability                           Section 1.04(g)
Final Closing Balance Sheet                 Section 1.04(d)
Financial Statements                        Section 2.04(a)
FTC                                         Section 4.01(a)
GAAP                                        Section 1.04(b)
Hazardous Substances                        Section 2.12(b)
HMO                                         Section 2.11(k)
HSR Act                                     Section 2.13
Income Tax                                  Section 2.14(f)(ii)
Income Tax Return                           Section 2.14(f)(iv)
Indemnified Party                           Section 9.03(a)
Indemnifying Party                          Section 9.03(a)
Intellectual Property                       Section 2.07
Inventory                                   Section 2.21
IRS                                         Section 2.11(l)
Leased Real Property                        Section 2.06(d)
License                                     Section 4.10(a)
Litigation                                  Section 2.09
Lockbox Accounts                            Section 4.11
Losses                                      Section 9.02(b)
Major Customers                             Section 2.16
Major Suppliers                             Section 2.16
May 31 Balance Sheet                        Section 2.04(a)
Miscellaneous Taxes                         Section 4.09(a)(1)
Multi-Employer Plan                         Section 2.11(l)
Notices                                     Section 9.03(a)
Outstanding Checks                          Section 4.11
Over the Counter Licenses                   Section 2.08(xiii)
Owned Real Property                         Section 2.06(c)
PBGC                                        Section 2.11(l)
PCBs                                        Section 2.12(b)
Patents                                     Section 2.07
Pension Plan                                Section 2.11(l)
Pre-Closing Insured Matters                 Section 4.19
Products                                    Section 2.17
Purchase Price                              Section 1.03
Purchase Price Adjustment                   Section 1.04(d)
Real Property                               Section 2.12(a)(iii)
Receivables                                 Section 2.22
Required Consent                            Section 4.01(b)
Reserve Amount                              Section 4.09(a)
Section 338 Elections                       Section 4.09(d)(1)
Section 338(h)(10) Elections                Section 4.09(d)(1)
Section 338(h)(10) Forms                    Section 4.09(d)(3)
Seller                                      Preamble
Seller Group                                Section 2.14(f)(vii)
Seller's Indemnified Group                  Section 9.02(a)
Seller's Losses                             Section 9.02(a)
Seller's Retirement Plans                   Section 7.05
Settlement Account                          Section 4.11
Stock                                       Recitals
Subsidiary                                  Section 2.02(b)
Target Book Value                           Section 1.04(d)
Tax                                         Section 2.14(f)(i)
Tax Return                                  Section 2.14(f)(iii)
Tax Sharing Agreement                       Section 4.09(c)(1)
Taxable                                     Section 2.14(f)(i)
Taxes                                       Section 2.14(f)(i)
Total Cost                                  Section 4.17
Trademarks                                  Section 2.07
Treasury Regulations                        Section 2.14(f)(vi)
Welfare Plan                                Section 2.11(l)
Westfield Facility                          Section 9.02(b)
Year 2000 Problem                           Section 2.20

                       AGREEMENT OF PURCHASE AND SALE
                       ------------------------------

          This Agreement, made and entered into this 23rd day of July, 1998, by and between Kimberly-Clark Corporation, a Delaware corporation ("Seller"), and Gulfstream Aerospace Corporation, a Delaware corporation ("Buyer").

                            W I T N E S S E T H:
                            - - - - - - - - - -

          WHEREAS, Seller is the owner of all 35 shares of the issued and outstanding common stock, no par value, of K-C Aviation Inc., a Delaware corporation (the "Company");

          WHEREAS, the Company is engaged in the business of providing a range of services for corporate jet aircraft including, without limitation, completion and refurbishment services, avionics retrofits, engine services, maintenance and spares support (the "Business"); and

          WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to buy from Seller, all of the outstanding shares of common stock of the Company (the "Stock").

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions, hereinafter set forth, the parties do hereby agree as follows:


                                 ARTICLE I

                         TERMS OF PURCHASE AND SALE
                         --------------------------

          1.01. Sale of the Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 1.02), (a) Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Stock, and (b) Seller shall deliver to Buyer certificates representing the Stock, duly endorsed in blank for transfer or accompanied by duly executed stock powers assigning the Stock in blank.

          1.02. The Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the New York offices of Fried, Frank, Harris, Shriver & Jacobson or the Dallas, Texas offices of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. as soon as practicable, but no later than the fifth business day, following the satisfaction (or waiver) of the conditions set forth in Articles V and VI hereof (other than those conditions to be performed on the Closing Date), commencing at 9:00 a.m. on such date, or at such other time and/or place and/or on such other date as the parties may mutually agree (the "Closing Date").

          1.03. Purchase Price and Payment. Subject to adjustment as set forth herein, the aggregate purchase price to be paid by Buyer for the Stock shall be $250,000,000 in cash (the "Purchase Price"). Payment of the Purchase Price shall be in U.S. dollars, and shall be made on the Closing Date by wire transfer of immediately available funds to an account designated by Seller not less than 24 hours prior to the Closing Date.

          1.04. Closing Balance Sheet; Purchase Price Adjustment. (a) As promptly as practicable but in any event within 90 days following the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to Seller an unaudited pro forma balance sheet of the Company as of the close of business on the day immediately preceding the Closing Date (the "Closing Balance Sheet"). There shall be attached to the Closing Balance Sheet an annex setting forth in reasonable detail the computation of the Purchase Price Adjustment (as defined in Section 1.04(d)).

               (b)  The  Closing   Balance   Sheet  shall  be  prepared  in
accordance with U.S. generally accepted accounting principles ("GAAP"), determined as of the close of business on the day immediately preceding the Closing Date as if such date was the Company's normal year-end and applied on a consistent basis with the Annual Financial Statements (as defined in
Section 2.04(a)), except that (i) no reserves, liabilities, asset valuation allowances or similar items reflected on the May 31 Balance Sheet (as defined in Section 2.04(a)) or created thereafter shall be reversed or shall be reallocated to cover any other reserve, liability, asset valuation allowance or similar item required to be provided for on the Closing Balance Sheet; (ii) any asset which is otherwise required to be reflected in the Closing Balance Sheet which is not reflected in the May 31 Balance Sheet, unless acquired thereafter, shall be excluded from the Closing Balance Sheet; (iii) no deferred income tax asset or income tax liability shall be included on the Closing Balance Sheet; (iv) no Income Tax asset or Income Tax liability shall be included on the Closing Balance Sheet; (v) the following items shall be included in the Closing Balance Sheet: (A)
receivables captioned "Receivables Trade-From Consolidated Subs", (B) Miscellaneous Taxes (as defined in Section 4.09(a)(1)) and (C) any liability (but this clause (C) shall not be deemed to cover the FAS 106 Liability, which is covered under clause (x) of this Section 1.04(b)) which is accounted for through the intercompany account or otherwise is reflected on Seller's financial statements but related to the Company (but with respect to clause (C), only to the extent that such liability is being assumed by Buyer), notwithstanding that any liability described in this clause (v) may not have been taken into account in the preparation of the May 31 Balance Sheet or in determining the Target Book Value; provided, that no intercompany accounts not expressly described in this clause (v) shall be included in the Closing Balance Sheet; (vi) no reserve in respect of the Burn Testing Matter shall be included on the Closing Balance Sheet;
(vii) no "LIFO  Reserve"  shall be included on the Closing  Balance  Sheet;
(viii) no asset or liability arising out of the Subsidiary (including the investment shown as "Investment in & Noncurrent A/R from Consolidated Subs"), or the distribution of the capital stock of the Subsidiary, or any discontinued operation of or business sold by the Company or the Subsidiary, shall be included on the Closing Balance Sheet; (ix) "Total Accounts Payable" shall be reduced by the aggregate amount of the Outstanding Checks (shown as "Negative Cash") as of the close of business on the day immediately preceding the Closing Date; (x) the lesser of (i) 50% of the FAS 106 Liability (as defined in clause (g) of this Section 1.04) and (ii) $2,000,000 shall be included as a liability on the Closing Balance Sheet (such amount included in the Closing Balance Sheet, the "FAS 106 Closing Balance Sheet Liability"); and (xi) no cash (including equivalents), including amounts described as "Receivables Other-Lockbox-KCC," shall be included on the Closing Balance Sheet. All quoted terms in this clause shall refer to the captions in the Company's balance sheet.

               (c) The Closing Balance Sheet delivered by Buyer to Seller and the computation of the Purchase Price Adjustment annexed thereto shall be conclusive and binding upon the parties unless Seller, within 30 days after the delivery to Seller of the Closing Balance Sheet, notifies Buyer in writing that Seller disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor. The parties shall in good faith attempt to resolve any dispute, in which event the Closing Balance Sheet and the computation of the Purchase Price Adjustment, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding upon the parties. If the parties do not reach agreement resolving all of the matters in dispute within 10 days after notice is given by Seller to Buyer pursuant to the second preceding sentence, the parties shall submit the remaining matters in dispute to the department specializing in dispute resolution of the Chicago office of Arthur Andersen & Co. for resolution; provided, that if Arthur Andersen & Co. has had a material relationship with either Buyer or Seller or any of their respective affiliates within the two years preceding the appointment or Arthur Andersen & Co. refuses to accept such appointment, the parties shall submit the remaining matters in dispute to such other nationally recognized independent accounting firm that is mutually agreeable to the parties, which firm shall not have had a material relationship with either Buyer or Seller or their respective affiliates within the two years preceding the appointment (such accounting firm, the "Arbiter"), for resolution. If the parties cannot agree on the selection of such an independent accounting firm to act as Arbiter, the parties shall request the American Arbitration Association to appoint such a firm, and such appointment shall be conclusive and binding upon the parties. Promptly, but no later than 20 days after its acceptance of its appointment as Arbiter, the Arbiter shall determine, based solely on presentations by Buyer and Seller, and not by independent review, only those issues in dispute and shall render a written report as to the dispute and the resulting computation of the Closing Balance Sheet and the Purchase Price Adjustment, if any, which shall be conclusive and binding upon the parties. In resolving any disputed item, the Arbiter (x) shall make its determination in accordance with the provisions of this Section 1.04 and the other provisions of this Agreement to the extent expressly relating to this Section 1.04 and the matters in dispute (provided that whether or not Buyer has an indemnification right hereunder with respect to any matter shall not be taken into account for purposes of the preparation of the Closing Balance Sheet or any dispute in connection therewith), (y) shall be bound by the provisions of paragraph (b) of this Section 1.04, and (z) may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees, costs and expenses of the Arbiter (i) shall be borne by Seller in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by Seller (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted and (ii) shall be borne by Buyer in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by Seller (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted. Buyer and Seller each shall make available to the other (upon the request of the other) their respective work papers generated in connection with the preparation or review of the Closing Balance Sheet.

               (d) As used herein, (i) the term "Final Closing Balance Sheet" shall mean the Closing Balance Sheet which has become conclusive and binding upon the parties pursuant to paragraph (c) of this Section 1.04,
(ii) the term "Closing Book Value" shall mean the amount obtained by subtracting the total liabilities (including Deferred Revenue) of the Company, as set forth in the Final Closing Balance Sheet, from the total assets of the Company, as set forth in the Final Closing Balance Sheet, and
(iii) the term "Target Book Value" shall mean $72,000,000 if the Closing occurs during the months of July or August of 1998, and, if the Closing does not occur during either of such months, such $72,000,000 amount shall be increased by $1,000,000 on the first day of each calendar month following August of 1998. If the Target Book Value exceeds the Closing Book Value, the amount of such excess shall be the "Purchase Price Adjustment." If the Closing Book Value equals or exceeds the Target Book Value, the
Purchase Price Adjustment shall be zero. If the Purchase Price Adjustment is greater than zero, the amount thereof shall be paid by Seller to Buyer in accordance with the provisions of paragraph (e) of this Section 1.04.

               (e) The amount of any Purchase Price Adjustment shall bear interest at an annual rate equal to the reference rate from time to time of The Chase Manhattan Bank N.A. from and including the Closing Date to, but not including, the date of payment. Any amount payable as Purchase Price Adjustment (plus interest determined pursuant to the immediately preceding sentence) shall be paid by wire transfer of immediately available funds to an account designated in writing by Buyer. Such payment shall be made on the third business day following (i) the last day on which Seller may, pursuant to the first sentence of paragraph (c) of this Section 1.04, notify Buyer that it disputes any of the amounts set forth in the Closing Balance Sheet, if Seller shall not notify Buyer of any dispute, or such earlier date as Seller shall advise Buyer of the absence of any dispute, or
(ii) the date mutual agreement is reached as to the amount of the Purchase Price Adjustment, if any, in the event of a dispute that is settled by the parties without resort to the Arbiter, or (iii) the receipt of the report of the Arbiter in the event of a dispute which is settled by the Arbiter, as applicable.

               (f) Buyer shall provide Seller and its accountants reasonable access to the books and records of the Company, to any other information, including work papers of its accountants, and to any employees of the Company to the extent reasonably necessary for the Seller to review the Closing Balance Sheet. Seller shall provide Buyer and its accountants reasonable access to the books and records of Seller, any other information, including work papers of its accountants, and to any employees of Seller to the extent reasonably necessary for Buyer in connection with the preparation of the Closing Balance Sheet and in connection with any objections to the Closing Balance Sheet raised by Seller.

               (g) The "FAS 106 Liability" shall mean the Accumulated Post Retirement Benefit Obligation ("APBO") for Postretirement Benefits Other Than Pensions, determined in accordance with Statement of Financial Accounting Standards No. 106 ("FAS 106"), of Seller in respect of the coverage of the Company's Active Employees (other than the Active Eligibles) by Seller's post retirement health and life insurance benefit plans as of the close of business on the day immediately preceding the Closing Date, based on the actuarial assumptions set forth in Seller's Post Retirement Life and Medical Plans Actuarial Valuation, dated January 1, 1998, except that (i) the withdrawal assumption that is to be used will be mutually agreed to by Buyer and Seller prior to the Closing Date based on the methodology employed by Seller in developing the withdrawal assumption used in such Valuation but reflecting the actual turnover experience of the Company over the previous five calendar years, and (ii) the APBO liability shall be determined with respect to the number of the employees of the Company covered by the applicable plans and the locations of those employees (the "Agreed Assumptions"). Seller shall promptly provide to Buyer after the date hereof all census data and other information necessary to calculate the FAS 106 Liability.


                                 ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF SELLER
                  ----------------------------------------

          Seller represents and warrants to Buyer as follows:

          2.01. Capitalization. The authorized capital stock of the Company consists of 1,000 shares of common stock, no par value, of which 35 shares are issued and outstanding. All of such 35 shares are validly issued, fully paid and non-assessable and are owned beneficially and of record by Seller free and clear of all liens, security interests, restrictions, options, proxies, voting trusts or other encumbrances ("Encumbrances"). There are no outstanding securities convertible into, exchangeable for, or carrying the right to acquire, equity securities of the Company, or subscriptions, warrants, options, rights or other arrangements or commitments obligating the Company to issue or dispose of any of its equity securities or any ownership interest therein. The sale and delivery of the Stock to Buyer pursuant to Article I hereof will vest in Buyer legal and valid title to the Stock, free and clear of all Encumbrances (other than Encumbrances created or suffered by Buyer).

          2.02. Organization; Subsidiaries. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the nature of the property owned or leased by it, or the nature of the business conducted by it, makes such qualification necessary and the absence of such qualification would, individually or in the aggregate, have a material adverse effect on the business or financial condition of the Company. True and complete copies of the certificate of incorporation, by-laws and minute book of the Company have previously been delivered or made available to Buyer.

               (b) As of the date hereof, there is no direct or indirect subsidiary of the Company other than K-C Nevada, Inc., a Nevada corporation (the "Subsidiary"), and the Company has no direct or indirect ownership interest in any other entity. The Subsidiary does not own or have any rights with respect to any asset or property used in or relating to the conduct of the Business.

          2.03. Corporate Power and Authority; Effect of Agreement. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and (ii) is subject to general principles of equity. Except as set forth in Schedule 2.08(b), the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (x) violate any law, rule or regulation to which Seller or the Company is subject, (y) violate any order, judgment or decree applicable to Seller or the Company, or (z) violate any provision of the certificate of incorporation or the by-laws of Seller or the Company; except, in each case, for violations which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

          2.04. Financial Statements. (a) Seller has delivered to Buyer (i) the unaudited pro forma balance sheet of the Company as of May 31, 1998 (the "May 31 Balance Sheet") and unaudited pro forma statements of operations of the Company for the five-month period then ended, and (ii) unaudited pro forma balance sheets of the Company as of December 31 of each of 1995, 1996 and 1997, and unaudited pro forma statements of operations of the Company for each of the twelve-month periods then ended (the "Annual Financial Statements") (the financial statements listed in (i) and (ii), collectively, the "Financial Statements"), copies of which are included in
Schedule 2.04(a). Except as set forth in Schedule 2.04(a), the Financial Statements fairly present in all material respects the financial position and the results of operations of the Company, as of the respective dates and for the respective periods indicated therein and have been prepared in conformity with GAAP consistently applied. All adjustments to Seller's financial statements which relate to the Company have been reflected in the Financial Statements. All of the assets, liabilities, income, costs and expenses reflected in the Financial Statements are related to the Business and arose out of and were incurred in the ordinary course of the Business. All related party transactions have been accounted for by use of consistent accounting policies and methodologies which would not affect the comparability of such financial information in any material way.

               (b) Except as specifically reflected in the Financial Statements or Schedule 2.04(b) or elsewhere in the Schedules or as contemplated by this Agreement, the Company has no liabilities, commitments or obligations of any kind whatsoever (whether secured or unsecured and whether accrued, absolute, contingent, direct, indirect or otherwise), other than any liabilities, commitments or obligations (i) incurred after May 31, 1998 in the ordinary course of business, or (ii) that, individually and in the aggregate, are not material.

          2.05. Absence of Certain Changes or Events. Except as set forth in Schedule 2.05 or reflected in the May 31 Balance Sheet or permitted or contemplated by this Agreement, since May 31, 1998, the Company has not (a) suffered any material damage, destruction or casualty loss to its physical properties; (b) incurred or discharged any material obligation or liability or entered into any other material transaction except in the ordinary course of business; (c) suffered any material adverse change in the business, financial condition, assets, liabilities, operations or results of operations of the Company; (d) increased the rate or terms of compensation payable or to become payable by the Company to its directors, officers or key employees or increased the rate or terms of any bonus, pension or other employee benefit plan covering any of its directors, officers or key employees, except in each case increases occurring in the ordinary course of business in accordance with its customary practices (including normal periodic performance reviews and related compensation and benefit increases) or as required by any pre-existing Commitment identified in Schedule 2.08(a); (e) consummated, or agreed to consummate, any sale, lease or other transfer or disposition of any properties or assets except for the sale of inventory items in the ordinary course of business and except for the sale or other disposition of any tangible personal property that, in the reasonable judgment of management of the Company, has become uneconomic, obsolete or worn out; (f) incurred, assumed or guaranteed any indebtedness for borrowed money; (g) granted any Encumbrance on any of its material properties or assets; (h) entered into, amended or terminated any material Commitment, or waived any material rights thereunder except in the ordinary course of business; or (i) made any grant of credit to any customer or distributor on terms or in amounts materially more favorable than those that have been extended to such customer or distributor in the past. Since May 31, 1998, the Company has been operated in all material respects in the ordinary course in a manner consistent with past practice.

          2.06. Assets and Properties. (a) The Company has good title to all of the material tangible personal assets and properties which it purports to own (including those reflected on the May 31 Balance Sheet, except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since May 31, 1998), free and clear of all Encumbrances, except (a) as set forth in Schedule 2.06(a), and (b) liens for taxes not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings. Except as set forth in
Schedule 2.06(a), the assets owned or leased by the Company constitute all the assets used in and necessary to conduct the Business as currently conducted.

               (b) All material tangible properties and assets owned or utilized by the Company are in good operating condition and repair (except for ordinary wear and tear), free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the Business as presently conducted. Except as set forth in Schedule 2.06(b), all buildings, plants and other structures owned or otherwise utilized by the Company are in good condition and repair (except for ordinary wear and tear) in all material respects.

               (c) Schedule 2.06(c) sets forth a list of all real property owned by the Company (the "Owned Real Property"). With respect to the Owned Real Property, (i) the Company has good and marketable title in fee simple to the Owned Real Property, free and clear of all Encumbrances except as disclosed in Schedule 2.06(c), (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase the Owned Real Property or any portion thereof or interest therein, (iii) there are no leases, subleases, licenses, options, rights, concessions or other agreements, to which any portion of the Owned Real Property is subject, and
(iv) all existing water, sewer, gas, electricity, telephone and other utilities required for the use, occupancy, operation and maintenance of the Owned Real Property are adequate in all material respects for the use, occupancy, operation and maintenance thereof, as currently conducted or currently exists.

               (d) Schedule 2.06(d) sets forth a list of all real property leased or subleased by the Company (the "Leased Real Property"). Seller has made available to Buyer true and complete copies of all leases and subleases relating to the Leased Real Property. With respect to the Leased Real Property, (i) the Company has good and valid leasehold estates in the Leased Real Property, free and clear of all Encumbrances, and (ii) all existing water, sewer, gas, electricity, telephone and other utilities required for the use, occupancy, operation and maintenance of the Leased Real Property are adequate in all material respects for the use, occupancy, operation and maintenance thereof, as currently conducted or currently exists. Except as set forth on Schedule 2.06(d), each such lease or sublease is legal, valid, binding and enforceable against the Company and, to Seller's knowledge, the other party or parties thereto and is in full force and effect.

               (e) Except as set forth on Schedule 2.06(e), (i) neither the
Seller nor the Company has received notice of any pending or, to the knowledge of the Seller, threatened condemnation or eminent domain proceedings or their local equivalent with respect to the Owned Real Property or the Leased Real Property, (ii) the Owned Real Property, the Leased Real Property, the use and occupancy thereof by the Company, and the conduct of the Business thereon and therein do not violate any deed restrictions, (iii) neither Seller nor the Company has received written notice of a material violation of any such restrictions or any applicable building codes, zoning, subdivision or other land use or similar laws, and
(iv) to Seller's knowledge, none of the structures or improvements on any of the Owned Real Property or the Leased Real Property encroaches upon real property of another person or entity, and no structure or improvement of another person or entity encroaches upon any of the Owned Real Property or the Leased Real Property, in either case which would materially interfere with the use thereof in the ordinary course of business.

          2.07. Intellectual Property. Schedule 2.07 sets forth a correct and complete list of all Patents, Trademarks and Copyrights which are owned, licensed or possessed by the Company or used in the conduct of the Business (other than the Over the Counter Licenses, as defined in Section 2.08(a)(xiii)). Except as set forth on Schedule 2.07, the Company owns or possesses adequate rights to (without the making of any payment to others or the obligation to grant rights to others in exchange) all Intellectual Property necessary to the conduct of the Business as presently conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing, except as set forth in Sections 4.10 and 4.13. The Company has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses and which is material to the Business. The validity, ownership, enforceability, use or legality of such Intellectual Property is not being questioned or opposed in any claim, demand or Litigation (as defined in Section 2.09) to which the Company, or, to Seller's knowledge, any other person or entity who has granted a license of Intellectual Property to the Company, is a party or subject, nor, to the knowledge of Seller, is any such claim, demand or Litigation threatened. The conduct of the Business as currently conducted does not, to Seller's knowledge, infringe, conflict with, interfere with or misappropriate any Intellectual Property rights of third parties, and the Company has not since January 1, 1996 received any charge, complaint, claim, demand or notice alleging any such infringement, conflict, interference or misappropriation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). All licenses of Intellectual Property granted by the Company to others and currently in effect are legal, valid, binding and enforceable against the Company and, to Seller's knowledge, the other parties thereto, and are in full force and effect, and neither the Company nor, to Seller's knowledge, any other party to any such license is in breach or default, and, to Seller's knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder, nor, to Seller's knowledge, has any party repudiated any provision thereof. With respect to each item of material Intellectual Property owned by the Company, the Company possesses all right, title and interest in and to the item, free and clear of any Encumbrance or other restriction. The computer software owned or used by, or licensed to, the Company is adequate for its current use in all material respects. "Intellectual Property" shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), and all improvements thereto, (b) all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof ("Patents"), (c) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith ("Trademarks"), (d) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith ("Copyrights"), (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, computer software, designs, drawings and specifications). Following the Closing, the Company shall own, free of any Encumbrance, the AIM system and all assets and rights of Seller and its affiliates relating thereto, including, without limitation, all "source and object" code, as modified, all systems documentation and all hardware terminals, personal computers and printers used by the Company to support and operate the AIM system, but specifically excluding the AS/400 midrange computer and peripheral equipment owned by Seller and all telecommunications equipment owned by Seller (other than equipment currently located at any facility of the Company) and used in the communication of data and processes within the AIM system.

          2.08. Commitments. (a) Schedule 2.08(a) sets forth each contract or agreement, whether written or oral (including any and all amendments thereto), to which the Company is a party or by which the Company is bound that are either executory in nature or that have been consummated but contain representations, warranties, covenants, guaranties, indemnities or other obligations that remain in effect (collectively, the "Commitments") of the following types:

                    (i) Commitments for the sale of any real properties, or for the grant of any option or preferential rights to purchase any such real properties, and Commitments for the sale of any personal (tangible or intangible) properties other than in the ordinary course of business, or for the grant of any option or preferential rights to purchase any such personal properties other than in the ordinary course of business;

                    (ii) Commitments for the construction, modification or repair of any building, structure or facility or for the incurrence of any capital expenditures or for the acquisition of fixed assets, in each case providing for aggregate payments in excess of $375,000;

                    (iii) Commitments relating to the acquisition by the Company of any operating business or the capital stock of any other person or entity;

                    (iv) Commitments pursuant to which the Company is required to purchase or sell a stated portion of its requirements or output to another party or utilize a stated portion of its service capacity for, on behalf of, or upon the referral of another party other than on a one-time basis;

                    (v) Commitments relating to any Litigation (other than those which involve claims solely for money damages, and the money damages for such Commitments individually or in the aggregate involve less than $25,000);

                    (vi) Commitments relating to the lending or borrowing of money, including loan agreements, guarantees of any liabilities, performance bonds, letters of credit, bankers acceptances and similar instruments or arrangements;

                    (vii) Commitments under which the Company agrees to indemnify any person or entity other than in the ordinary course of business;

                    (viii) Commitments containing covenants of the Company not to compete, do business in any line of business or in any geographical area or with any person or entity, or to disclose certain information (but with respect to disclosure of certain information, other than in the ordinary course of business);

                    (ix) Commitments pursuant to which the Company (A) leases, subleases, licenses or otherwise has the right to use any material personal property of another party or (B) is the lessor of any material personal property;

                    (x)  Commitments  in  respect  of  any  joint  venture,
     partnership   or  other  similar   arrangement   (including,   without
     limitation, any joint development agreement);

                    (xi)  Commitments   relating  to  any  governmental  or
     regulatory  authority,   including  without  limitation,  the  Federal
     Aviation Administration;

                    (xii) Commitments for the lease or sublease of any real property;

                    (xiii) Commitments for the licensing of any Intellectual Property, other than with respect to non-Business specific computer software purchasable on an over-the-counter basis, including Microsoft Windows and similar computer software ("Over the Counter Licenses");

                    (xiv)   material   Commitments   with   agents,   sales
     representatives and consultants of the Business;

                    (xv) Commitments relating to outstanding letters of credit or performance bonds or creating any obligation or liability as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person or entity, except as endorser or maker of checks or letters of credit endorsed or made in the ordinary course of business; and

                    (xvi) Commitments (other than those specified in any of clauses (i) through (xv) of this paragraph (a)) which relate to or affect the Business or any of the assets or properties of the Company in any way that is material to the Business.

               (b) Except as set forth in Schedule 2.08(b), all of the Commitments referred to in the preceding paragraph (a) are valid, binding, in full force and effect and enforceable in accordance with their terms against the Company, and to the knowledge of Seller, against the respective counterparties to such Commitments. Complete copies (or, if oral, full written descriptions) of all Commitments required to be so listed, including all amendments thereto, and complete copies of all standard form Commitments used in the conduct of the Business, have been delivered or made available to Buyer. Except as set forth in Schedule 2.08(b), (i) there is no breach, violation or default on the part of the Company or, to Seller's knowledge, on the part of the other parties thereto, and no event which, with notice or lapse of time or both, would constitute a breach, violation or default on the part of the Company or, to Seller's knowledge, on the part of the other parties thereto, or, to Seller's knowledge, give rise to any Encumbrance or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration under, any Commitment listed in Schedule 2.08(a), except for breaches, violations and defaults, or Encumbrances or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration which, individually or in the aggregate, are not material, and (ii) neither the Company nor, to the knowledge of Seller, any other party to any of the Commitments listed in
Schedule 2.08(a), is in material arrears in respect of the performance or satisfaction of the terms and conditions on its part to be performed or satisfied under any of such Commitments (other than as reflected in the accounting reserve established for doubtful accounts and the allowance for credit sales and other than in the ordinary course of business), and no material waiver or material indulgence has been granted by any of the parties thereto.

          2.09. Litigation. Except as set forth in Schedule 2.09, as of the date hereof, there is no claim, suit, action or proceeding in any court or before any governmental or regulatory authority ("Litigation") pending or, to Seller's knowledge, threatened, involving the Company, the Business or any assets or liabilities of any of the foregoing. Except as set forth in
Schedule 2.09, the Company is not subject to any outstanding orders, rulings, judgments, injunctions, writs, decrees or actions, including, without limitation, any actions brought by any regulatory authority.

          2.10. Compliance with Laws. Except as set forth in Schedule 2.10, the Company has been and is in material compliance with all material applicable laws, rules, regulations and orders relating to the operation, conduct or ownership of the Business (including, without limitation, all applicable rules and regulations of the Federal Aviation Administration) other than with respect to Environmental Laws, which are covered by Section
2.12. The Company has all permits, licenses, certificates and authorizations of governmental and regulatory authorities (other than with respect to Environmental Permits, which are covered by Section 2.12) necessary for the conduct of the Business as presently conducted.

          2.11. Employee Benefit Plans. (a) Schedule. Schedule 2.11(a) contains a true and complete list of each Company Benefit Plan and each Employee Agreement.

               (b) Documents. Seller has provided or made available to Buyer, or has caused to be provided, to Buyer (i) current, accurate and complete copies of all documents embodying or relating to each Company Benefit Plan and each Employee Agreement, including all amendments thereto, and trust or funding agreements with respect thereto (excluding any grantor trusts established to hold assets subject to the claims of Seller's creditors); (ii) the two (2) most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Company Benefit Plan or related trust; (iii) the most recent determination letter received from the IRS, if any, for each Company Benefit Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code; (iv) the most recent summary plan description with respect to each Company Benefit Plan; and (v) all summary plan descriptions and communications of any material modifications to any Employee or Employees relating to each Company Benefit Plan.

               (c) Compliance. With respect to each Company Benefit Plan, in all material respects, (i) the Company, Seller and each ERISA Affiliate have performed, or will perform, all obligations required to be performed by them under each Company Benefit Plan and Employee Agreement and neither the Company, Seller nor any ERISA Affiliate is in default under or in violation of any Company Benefit Plan, (ii) each Company Benefit Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code, including without limiting the foregoing, the timely filing of all required reports, documents and notices, where applicable, with the IRS and the Department;
(iii) except for the Kimberly-Clark Corporation Retirement Contribution Plan, which Seller has no reason to believe is not qualified under Section 401 of the Code, each Company Benefit Plan intended to qualify under
Section 401 of the Code has received a determination letter issued by the IRS to the effect that each such Company Benefit Plan is so qualified and that each trust forming a part of any such Company Benefit Plan is exempt from tax pursuant to Section 501(a) of the Code and no circumstances exist which would adversely affect this qualification or exemption; (iv) no "prohibited transaction," within the meaning of Section 4975 of the Code or
Section 406 of ERISA, has occurred with respect to any Company Benefit Plan; (v) no action or failure to act and no transaction or holding of any asset by, or with respect to, any Company Benefit Plan has or may subject the Company, Seller or any ERISA Affiliate or any fiduciary to any tax, penalty or other liability, whether by way of indemnity or otherwise; (vi) there are no actions, proceedings, arbitrations, suits or claims pending, or to the knowledge of Seller, threatened or anticipated (other than routine claims for benefits) against the Company, Seller or any ERISA Affiliate or any administrator, trustee or other fiduciary of any Company Benefit Plan with respect to any Company Benefit Plan or Employee Agreement, or against any Company Benefit Plan or against the assets of any Company Benefit Plan; (vii) no event or transaction has occurred with respect to any Company Benefit Plan that would result in the imposition of any tax under Chapter 43 of Subtitle D of the Code; (viii) each Company Benefit Plan can be amended, terminated or otherwise discontinued without liability to the Company, Seller or any ERISA Affiliate; (ix) the Company, Seller and each ERISA Affiliate have made or will make all payments on a timely basis with respect to all periods through the date hereof, and will make any pro-rata payment on a timely basis for the period ending as of the Closing Date, in each case which are required by each Company Benefit Plan, each related trust or by law to be made to, or with respect to each Company Benefit Plan (including all insurance premiums or intercompany charges with respect to each Company Benefit Plan); (x) no Company Benefit Plan is under audit or investigation by the IRS, the Department or the PBGC, and to the knowledge of Seller, no such audit or investigation is pending or threatened; and (xi) no liability with respect to the Employees under any Company Benefit Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which the Company has received notice that such insurance company is insolvent or is in rehabilitation or any similar proceeding.

               (d) Pension Plans. Except as disclosed on Schedule 2.11(a), as of the date hereof, neither the Company, Seller nor any ERISA Affiliate presently sponsors, maintains or contributes to, nor has the Company, Seller or any ERISA Affiliate ever sponsored, maintained, contributed to, or been required to contribute to, a Pension Plan which is subject to Title IV of ERISA.

               (e) Multi-Employer Plans. The Company, Seller or any ERISA Affiliate have never contributed to or been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) to any Multi-Employer Plan.

               (f) No Post Employment Obligations. Except for those Company Benefit Plans and Employee Agreements disclosed on Schedule 2.11(a), neither the Company, Seller nor any ERISA Affiliate (i) maintains or contributes to any Company Benefit Plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any Employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code; or (ii) has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical, severance or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Section 4980B of the Code.

               (g) Effect of Transaction. The execution of, and performance of the transactions contemplated in, this Agreement will not constitute the sale of more than one-third (1/3) of the fair market value of the assets of the Seller Group.

               (h) Employment Matters. The Company (i) is in compliance, in all material respects, with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any past due payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees.

               (i) Labor. No Employees are currently represented by any labor union for purposes of collective bargaining and no activities the purpose of which is to achieve such representation of all or some of such Employees are threatened or ongoing. No work stoppage or labor strike against the Company or Seller by Employees is pending or, to Seller's knowledge, threatened. Except as set forth on Schedule 2.09, neither the Company nor Seller (i) is involved in or, to Seller's knowledge, threatened with any labor dispute, grievance, or litigation relating to labor matters involving any Employees, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign), charges of unfair labor practices or discrimination complaints;
(ii) has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act; or (iii) is presently, nor has been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no such agreement or contract is currently being negotiated by Seller or any of its affiliates.

               (j)  501(c)(9)  Trust.   Except  as  disclosed  in  Schedule
2.11(a), no Company Benefit Plan or Employee Agreement is funded by a trust described in Section 501(c)(9) of the Code.

               (k) Welfare Plan Funding. Except as disclosed in Schedule 2.11(a), with respect to each Welfare Plan, all claims incurred (including claims incurred but not reported) by Employees thereunder for which the Company is, or will become, liable are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims; or (ii) covered under a contract with a health maintenance organization (an "HMO") pursuant to which the HMO bears the liability for such claims.

               (l) Controlled Group Liability. The Company has no liability, contingent or otherwise, to, or with respect to any Benefit Plan (other than the Company Benefit Plans and Employee Agreements which are listed on Schedule 2.11(a)), which is now or previously has been sponsored, maintained, contributed to, or required to be contributed to, by Seller or any ERISA Affiliate.

          For the purposes of this Agreement, the following terms shall have the meanings indicated:

               "Benefit Plan" means each plan, program, policy, contract or agreement or other arrangement providing for compensation, vacation pay, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, including, without limitation, each "employee benefit plan," within the meaning of
Section 3(3) of ERISA and each "multi-employer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

               "Code" means the Internal Revenue Code of 1986, as amended and any regulations promulgated or proposed thereunder.

               "Company Benefit Plan" means each Benefit Plan (other than an Employee Agreement) which is now or previously has been sponsored, maintained, contributed to, or required to be contributed to, or with respect to which any withdrawal liability (within the meaning of Section 4201 of ERISA) has been incurred, by the Company, Seller or any ERISA Affiliate for the benefit of any Employee for his service as an Employee of the Company, and pursuant to which the Company, Seller or any ERISA Affiliate has or may have any liability, contingent or otherwise.

               "Department" means the U.S. Department of Labor.

               "Employee" means each current, former, or retired employee, officer, consultant, independent contractor, agent or director of the Company.

               "Employee Agreement" means each management, employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract between the Company or Seller and any Employee pursuant to which the Company, Seller has or may have any liability contingent or otherwise.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and any regulations promulgated or proposed thereunder.

               "ERISA Affiliate" means each business or entity which is a member of a "controlled group of corporations," under "common control" or an "affiliated service group" with the Company within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code, or is under "common control" with the Company, within the meaning of Section 4001(a)(14) of ERISA.

               "IRS" means the Internal Revenue Service.

               "Multi-Employer Plan" means each Company Benefit Plan which is a "multi-employer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

               "PBGC" means the Pension Benefit Guaranty Corporation.

               "Pension Plan" means each Company Benefit Plan (other than a Multi-Employer Plan) which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA.

               "Welfare Plan" means each Company Benefit Plan which is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA.

          2.12.  Environmental  Matters.  (a)(i)  Except  as set  forth  in
Schedule 2.12(a)(i), (1) since January 1, 1993, the Company has at all times been operated, and is, in compliance, in all material respects, with all applicable Environmental Laws and (2) prior to January 1, 1993, to the knowledge of Seller, the Company was operated in compliance, in all material respects, with Environmental Laws.

                    (ii) Except as set forth in Schedule 2.12(a)(ii), the Company (1) has obtained, and is in compliance, in all material respects, with all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws ("Environmental Permits"), and (2) has made all appropriate filings for the issuance or renewal of such Environmental Permits (other than in connection with the transactions contemplated hereby).

                    (iii) Except as set forth on Schedule 2.12(a)(iii), all of the Owned Real Property, Leased Real Property or any other real property operated or controlled by the Company (collectively, "Real Property") are free of any material contamination arising out of, relating to, or resulting from the release or other dissemination by the Company of any Hazardous Substances, and there has been no release or other dissemination at any time since January 1, 1993 (or, to the knowledge of Seller, prior to January 1, 1993) of any Hazardous Substances at, on, about, under or within any Real Property or, to Seller's knowledge, any real property formerly owned, leased, operated or controlled by the Company or any predecessor thereof (other than pursuant to and in accordance with Environmental Permits).

                    (iv) Except as set forth in Schedule 2.12(a)(iv), there are no claims, notices (including, without limitation, notices that the Company or a Subsidiary is or may be a potentially responsible person or otherwise liable in connection with any waste disposal or other site containing Hazardous Substances), civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or, to Seller's knowledge, threatened that are based on or related to any Environmental Matters (including, without limitation, the failure to comply with any Environmental Law or the failure to have, or to comply with, any Environmental Permits).

                    (v) Except as set forth in Schedule 2.12(a)(v), there are no present or past conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans: (1) that are reasonably likely to interfere with or prevent, in any material respect, continued compliance by the Company with Environmental Laws or the requirements of Environmental Permits, or
     (2) that are reasonably likely to give rise to any material liability under any Environmental Laws, or (3) that are reasonably likely to form the basis of any material claim, action, suit, proceeding, hearing, investigation or inquiry against or involving the Company based on or related to any Environmental Matter.

                    (vi) Except as set forth in Schedule 2.12(a)(vi), there are no underground or aboveground storage tanks, incinerators or surface impoundments at, on, or about, under or within any of the Real Property. Schedule 2.12(a)(vi) also lists all underground or aboveground storage tanks, incinerators or surface impoundments that were removed by the Company from any such Real Property since January 1, 1988, or to Seller's knowledge, prior thereto.

                    (vii) Except as set forth on Schedule 2.12(a)(vii), since January 1, 1993, or, to Seller's knowledge, prior thereto, the Company has not used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Substances to any place or location.

                    (viii) Except as set forth in Schedule 2.12(a)(viii), no lien exists, and no condition exists which could reasonably be expected to result in the filing of a lien, against any Real Property under any Environmental Law or relating to any Environmental Matter.

               (b) Seller has delivered or made available to Buyer true and complete copies and results of any material reports, studies, analyses, tests, or monitoring in the possession of the Company or Seller, in each case relating to any Environmental Matters with respect to the Company (including without limitation any Hazardous Substances at, on, about, under or within any Real Property or any real property formerly owned, leased, operated or controlled by the Company or any predecessor thereof).

          For the purposes of this Section 2.12, the following terms shall have the meanings indicated:

               "Environmental Laws" means, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. ss.ss. 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. ss.ss. 136 et seq., the Clean Air Act, 42 U.S.C. ss.ss. 7401 et. seq., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. ss.ss. 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. ss.ss. 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. ss.ss. 641, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss.ss. 1801, et seq., as any of the above statutes shall be in effect as of the Closing Date, all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same shall be in effect as of the Closing Date, including any common law cause of action providing any right or remedy relating to Environmental Matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

               "Environmental Matter" means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances.

               "Hazardous  Substances" means any pollutants,  contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, Bevill Amendment materials, lead, asbestos and asbestos-containing materials, building construction materials and debris, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or form the basis of liability under, any Environmental Laws.

          2.13. Consents. Except (i) as set forth in Schedule 2.13, (ii) with respect to Environmental Permits, which are covered by Section 2.12, and (iii) under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), no consent, approval or authorization of, or exemption by, or filing with, any governmental authority or third party is required to be obtained or made by Seller or the Company in connection with the execution, delivery and performance by Seller of this Agreement or the taking by Seller of any other action contemplated hereby.

          2.14. Taxes. (a) Except as set forth in Schedule 2.14(a), all Tax Returns required to be filed by or with respect to the Company have been properly and timely filed and all such Tax Returns are complete and accurate in all material respects. Except to the extent reserved or reflected against on the May 31 Balance Sheet, all Taxes due with respect to such Tax Returns or which are otherwise due and payable by the Company have been paid in full. All Taxes required to be withheld and paid over by the Company to any relevant taxing authority in connection with payments to employees, independent contractors, creditors, stockholders or to third parties have been so withheld and paid over.

               (b) Except as set forth in Schedule 2.14(b): (i) no Tax authority in a jurisdiction where the Company does not file Tax Returns has made a claim, assertion or, to Seller's knowledge, threat that the Company is or may be subject to Tax in such jurisdiction; (ii) no deficiencies for any Tax have been threatened, proposed, asserted or assessed against the Company which have not been satisfied; (iii) no audits or examinations with respect to the Company are ongoing or have been threatened or proposed by the IRS or the appropriate state, local or foreign Tax authority; (iv) no waivers or extensions of statutes of limitation with respect to Taxes have been given by or requested with respect to the Company; (v) there are no Tax rulings, requests for rulings, or closing agreements relating to the Company which could affect the liability for Taxes of the Company for any period (or portion of a period) after the Closing; (vi) no power of attorney has been granted by the Company with respect to any matter relating to Taxes of the Company which is currently in force.

               (c) The Company is not a party to or liable under any Tax Sharing Agreement with respect to Taxes of any consolidated, combined or unitary group other than the consolidated, combined or unitary group of which Seller is the common parent. Except as set forth in Schedule 2.14(c), the Company has not, with respect to any Taxable period for which the applicable statute of limitations has not run, filed a combined, consolidated or unitary Tax Return with respect to any affiliated group of which Seller is not the common parent. Schedule 2.14(c) sets forth a complete list of all states, territories and jurisdictions (foreign and domestic) in which the Company has filed Income Tax Returns for Taxable periods ending on or after December 31, 1991. Neither the Company nor any member of the Seller Group will, in the absence of a closing agreement provided for in the Treasury Regulations under Section 1503 of the Code, trigger the recapture of any dual consolidated losses (as defined in Section 1503 of the Code) by virtue of the transactions contemplated by this Agreement.

               (d) The Company is a member of the "selling consolidated group" within the meaning of the first sentence of Section 338(h)(10)(B) of the Code, of which Seller is the common parent.

               (e) There are no Tax liens on any assets of the Company, except liens for Taxes not yet due and payable;

               (f) As used in this Agreement:

                    (i) The term "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, communications services, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect to such penalties and additions, and includes any liability for Taxes of another person by contract, as a transferee or successor, under Treasury Regulation ss. 1.1502-6 or analogous state, local, or foreign law provision, or otherwise.

                    (ii) The term "Income Tax" means any federal, state, local or foreign Tax or Taxes (i) based upon, measured by, or calculated with respect to, net income or net receipts, proceeds or profits, or (ii) based upon, measured by, or calculated with respect to multiple bases (including, but not limited to, corporate franchise or occupation Taxes) if such Tax may be based upon, measured by, or calculated with respect to one or more bases described in (i) above.

                    (iii) The term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

                    (iv) The term "Income Tax Return" includes all Tax Returns relating to Income Taxes.

                    (v) The term "Code" means the United States Internal Revenue Code of 1986, as amended.

                    (vi)  The  term   "Treasury   Regulations"   means  the
     regulations prescribed under the Code.

                    (vii) The term "Seller Group" means any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes Seller or any predecessor of or successor to Seller (or another such predecessor or successor).

          2.15. Fees. Neither Seller, the Company nor any of the Subsidiaries has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

          2.16. Major Customers and Suppliers. Schedule 2.16 sets forth a list of (i) the top 10 suppliers (in terms of dollar purchases) of materials or services to the Business during the period from July 8, 1997 to July 8, 1998 ("Major Suppliers") and (ii) the top 10 customers other than with respect to completions (in terms of dollar sales) of products or services of the Business during (x) 1997 and (y) the period from January 1, 1998 to July 16, 1998 ((x) and (y) collectively, the "Major Customers"). Except as set forth on Schedule 2.16, no Major Supplier has during the last twelve months decreased by 10% or more from the preceding twelve-month period or, to the knowledge of Seller, threatened to decrease by 10% or more from the preceding twelve-month period or limit by 10% or more from the preceding twelve-month period its provision of materials or services to the Business. Seller has no knowledge of any pending or threatened termination, cancellation or limitation of, or any material modification or change in, the business relationships of the Business, with any Major Supplier or Major Customer.

          2.17. Products. Except as set forth on Schedule 2.17, there are no statements, citations or decisions by any governmental or regulatory authority stating that any product manufactured, sold, designed, distributed or marketed at any time by the Company ("Products") is defective or unsafe or fails to meet any standards promulgated by any governmental authority. Except as set forth on Schedule 2.17, to Seller's knowledge, there is no (i) fact relating to any Product that is reasonably likely to impose upon the Company a duty to recall any Product or a duty to warn customers of a defect in any Product, (ii) material latent or overt design, manufacturing or other defect in any Product, or (iii) material liability for warranty claims or returns with respect to any Product.

          2.18. Intercompany Transactions. Schedule 2.18 sets forth (a) a summary list of all transactions (other than intercompany lockbox transactions) between the Company, on the one hand, and Seller or any of its affiliates, on the other hand, since July 1, 1997; (b) a list of all material assets, properties and services of the Company used by Seller or any of its affiliates, or vice versa, at any time since January 1, 1998 and
(c) a list of all Commitments between the Company, on the one hand, and Seller or any of its affiliates, on the other hand. All such Commitments and all intercompany transactions or obligations, including all Income Tax assets and liabilities, involving the Company, on the one hand, and Seller or any of its affiliates, on the other hand, shall be cancelled or settled (which may involve the dividend or other distribution of intercompany receivables to Seller) as of the Closing Date; provided, however, that the receivable captioned "Receivables Trade-From Consolidated Subs" on the Company's balance sheet shall not be cancelled or settled until satisfied, in the normal course, after the Closing Date by Seller.

          2.19. Insurance. All of the material assets of the Company and all aspects of the Business that are of insurable character are covered by insurance with insurers against risks of liability, casualty and fire and other losses and liabilities customarily obtained to cover comparable businesses and assets in amounts, scope and coverage which are consistent with prudent industry practice. The Company is not in default with respect to its obligations under any material insurance policy maintained by it.
Schedule 2.19 sets forth a list of all insurance coverage carried by the Company (or Seller on behalf of the Company), the carrier and the terms and amount of coverage. All such policies and other instruments are in full force and effect and no premiums with respect thereto are past due and owed. Except as set forth in Schedule 2.19, the Company has not failed to give any notice or present any material claim under any such insurance policy in due and timely fashion or as required by any of such insurance policies, and the Company has not otherwise, through any act, omission or non-disclosure, jeopardized or impaired full recovery of any claim under such policies, and there are no claims by the Company under any of such policies to which any insurance company is denying liability or defending under a reservation of rights or similar clause. The Company has not received notice of any pending or threatened termination of any of such policies or any premium increases for the current policy period with respect to any of such policies and the consummation of the transactions contemplated by this Agreement will not result in any such termination or premium increase. Notwithstanding the foregoing, nothing in this Section
2.19 shall be deemed to apply to any contract of insurance relating to any Company Benefit Plan.

          2.20. Year 2000. Seller reasonably believes that the Business will on a timely basis successfully resolve the risk that computer applications used in the conduct of the Business may be unable to recognize and perform properly date-sensitive functions involving certain dates, commonly referred to as the "Year 2000 Problem" if the Company implements the plans for such resolution currently in place. Seller reasonably believes that the cost to the Business of correcting the Business's Year 2000 Problem will not be material.

          2.21. Inventory. All of the Company's "Parts," "Rotables," "Work in Process" and "Other" inventory (the "Inventory") reflected on the May 31 Balance Sheet is (or was prior to the sale thereof) substantially suitable, usable, or (in the case of work in process and finished goods) salable at market prices in the ordinary course of business and have been valued at the lower of cost (on a FIFO basis) or market, in accordance with GAAP. The quantity of the Company's Inventory on hand at the Closing Date will be at levels substantially consistent with the requirements of then outstanding sales Commitments or current sales projections of the Company.

          2.22. Accounts Receivable. All of the Company's "Trade - From Consolidated Subs," "Trade - from Other," and "Other - From Other" receivables (the "Receivables") reflected on the May 31 Balance Sheet, and those Receivables of the Company acquired or created after the date of the May 31 Balance Sheet through the Closing Date, (a) were, are and shall be bona fide accounts receivable created in the ordinary and usual course of business in connection with bona fide transactions and consistent with past practice and (b) have been collected in full or will be collectible at their face amounts, except to the extent of the allowance for doubtful accounts and the allowance for credit sales reflected on the May 31 Balance Sheet.


                                ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF BUYER
                  ---------------------------------------

          Buyer hereby represents and warrants to Seller as follows:

          3.01. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

          3.02. Corporate Power and Authority; Effect of Agreement. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and (ii) is subject to general principles of equity. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate, or require any consent under, any material contract or other commitment of Buyer, (ii) violate any law, rule or regulation to which Buyer is subject, (iii) violate any order, judgment or decree applicable to Buyer or (iv) violate any provision of the certificate of incorporation or the by-laws of Buyer; except, in each case, for violations which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

          3.03. Consents. Except under the HSR Act, no consent, approval or authorization of, or exemption by, or filing with, any governmental authority or third party is required to be obtained or made by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement, or the taking by Buyer of any other action contemplated hereby.

          3.04. Availability of Funds. Buyer will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

          3.05. Litigation. As of the date hereof, there is no Litigation pending or, to Buyer's knowledge, threatened (i) against Buyer or any of its affiliates with respect to which there is a reasonable likelihood of a determination which would have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement, or (ii) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. Neither Buyer nor any of its affiliates is subject to any outstanding orders, rulings, judgments or decrees which would have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

          3.06. Purchase for Investment. Buyer is purchasing the Stock for investment and not with a view to any public resale or other distribution thereof.

          3.07. Fees. Neither Buyer nor any of Buyer's affiliates has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.


                                 ARTICLE IV

                                 COVENANTS
                                 ---------

          4.01. Compliance with Antitrust Laws; Regulatory and Other Consents; Best Efforts. (a) Each of Buyer and Seller shall cooperate with the other in making filings under the HSR Act and shall use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using its reasonable best efforts to resolve such objections, if any, as the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") or state antitrust enforcement or other governmental authority may assert under the antitrust laws with respect to the transactions contemplated hereby. In the event an action is instituted by any person or entity challenging the transactions contemplated hereby as violative of the antitrust laws, each of Buyer and Seller shall use its reasonable best efforts to resist or resolve such action. Buyer shall be responsible for the payment of the filing fee required under the HSR Act.

               (b) The parties agree to cooperate in obtaining any consents of any third parties (in addition to the Antitrust Division, the FTC or other parties or agencies, whose consents or approvals are covered elsewhere herein) required in connection with the transactions contemplated hereunder (each, a "Required Consent"). The parties agree that in the event such a Required Consent is not obtained prior to the Closing and the Closing occurs, the Seller will, subsequent to the Closing, cooperate in all reasonable respects with Buyer and the Company in attempting to obtain the Required Consent.

               (c) Subject to the terms and conditions in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated hereby.

          4.02. Conduct of Business. Except as may be otherwise contemplated by this Agreement or required by any of the documents listed in the Schedules to this Agreement or except as Buyer may otherwise consent to in writing, from the date hereof and prior to the Closing, Seller shall cause the Company to (i) in all material respects, operate the Business only in the ordinary course; (ii) use its reasonable efforts to preserve intact its business organization and not make or institute any material changes in its methods of purchase, sale, management, accounting or operation; (iii) maintain its properties, machinery and equipment in sufficient operating condition and repair to enable it to operate the Business in all material respects in the manner in which the Business is currently operated, except for substantial maintenance required by reason of fire, flood, earthquake or other acts of God or other similar circumstances beyond the control of Seller or the Company; (iv) use its reasonable efforts to continue all material existing insurance policies (or comparable insurance) of or relating to the Company in full force and effect; (v) use its reasonable efforts to keep available until the Closing the services of its present officers and employees; (vi) use its reasonable efforts to preserve its relationships with its material lenders, suppliers, customers, licensors and licensees and others having material business dealings with the Company such that the Business will not be materially impaired; (vii) not acquire assets or capital stock or other equity interests in any other entity, or issue any capital stock or other equity interest of the Company; (viii) not enter into, modify or amend any employment, severance, stay-pay, termination or similar agreements or arrangements with, or grant any bonus, salary increase, severance or termination pay to, any employee, officer, director or consultant other than in the ordinary course of business consistent with past practice; (ix) not enter into, adopt or amend any employee benefit or similar plan; (x) not enter into, modify or waive any confidentiality, standstill or non-compete agreement or arrangement; (xi) not create any Encumbrance on any property or asset (whether tangible or intangible) of the Company outside the ordinary course of business; (xii) not sell, assign, transfer, lease or otherwise dispose of any material asset of the Company other than in the ordinary course of business; (xiii) continue capital expenditures substantially in accordance with the Company's 1998 budget, which Seller has previously made available to Buyer, (xiv) not accelerate or delay the purchase of raw materials, the manufacture, shipment or sale of inventory, the collection of accounts or notes receivable or Deferred Revenue, or the payment of accounts or notes payable, or accrued liabilities or expenses or otherwise operate the Business, in each case, in a manner that would be inconsistent with past practices; (xv) not incur any indebtedness for borrowed money; (xvi) not take any action that would likely result in any of the representations and warranties set forth in Article II becoming false or inaccurate in any material respect; (xvii) not enter into or consummate any transactions with an affiliate of the Company which transaction is outside the ordinary course of business; (xviii) not change any method of accounting, including, without limitation, changing any account descriptions or balance sheet captions and (xix) not agree in writing or otherwise to do any of the things prohibited by this Section
4.02. Seller shall make timely payments of all of its obligations accounted for through its intercompany account with the Company, consistent with past practice.

          4.03. Access. From the date hereof and prior to the Closing, Seller shall provide or cause the Company to provide Buyer and its counsel, accountants and other representatives (a) with such information as Buyer may from time to time reasonably request with respect to the Company, the Business and the transactions contemplated by this Agreement; (b) reasonable access upon reasonable notice to the properties, books, contracts, documents and records of the Company and the Business as Buyer may from time to time reasonably request; (c) access to officers, directors, employees, counsel, accountants and other professional advisors of the Company for the purposes of such meetings and communications as Buyer may reasonably request; and (d) with the prior written consent of Seller in each instance (which consent shall not be unreasonably withheld), access to vendors, customers, manufacturers of its machinery and equipment, and others having business dealings with the Company for the purposes of such meetings and communications as Buyer may reasonably request. Such access shall include without limitation access to the books, records, schedules, work papers and audit programs of the Company and the Company's accountants and access to representatives of such accountants. Any disclosure whatsoever during such investigation by Buyer shall not constitute an enlargement of or additional representations or warranties of Seller beyond those specifically set forth in this Agreement except as otherwise expressly provided herein. All such information and access shall be subject to the terms and conditions of the letter agreement dated June 22, 1998, which shall remain in full force and effect.

          4.04. No Shop. From the date of this Agreement until the Closing, other than in connection with the transactions contemplated hereby, Seller shall not, and shall cause the Company not to, solicit, propose or facilitate (including by way of providing information regarding the Business or the Company to any third party), directly or indirectly, any inquiries, discussions or proposals for, continue or enter into negotiations looking toward, or enter into or consummate any agreement or understanding in connection with any proposal regarding any purchase or other acquisition of all or any portion of the Business (other than the sale of services or inventory or replacement of assets or other routine activities in the ordinary course of business) or the Company or any of the equity securities (whether newly issued or currently outstanding) of the Company, or any merger, business combination or recapitalization involving the Company, and the Seller will cause its and the Company's officers, directors, employees, representatives, agents and affiliates to refrain from any of the above.

          4.05. Further Assurances. (a) At any time or from time to time after the Closing, each party shall, at the request of the other party, execute and deliver any further instruments or documents and take all such further action as such other party may reasonably request in order to evidence the consummation of the transactions contemplated hereby.

               (b) At all times following the Closing Date, the Company shall make available to Seller, without cost, applicable Company employees as witnesses, and deliver to Seller copies of all applicable corporate books and records, to the extent that any of the foregoing may be reasonably requested by Seller in connection with the matter relating to or arising out of item 3 of Schedule 2.09. Seller shall use reasonable efforts to be accommodating to the schedules of the Company's employees.

          4.06. Confidentiality Agreements. At the Closing, Seller shall provide to Buyer a list of all parties who received confidential information with respect to the Company in connection with the potential acquisition of the Company and copies of any confidentiality agreements entered into with respect thereto, and shall assign all of Seller's and its affiliates rights under such confidentiality agreements to Buyer. Seller agrees, at the request of Buyer or the Company, to use commercially reasonable efforts at the request and expense of Buyer to enforce rights under such confidentiality agreements on behalf of Buyer or the Company to the extent any such contracts are not assignable by Seller to Buyer.

          4.07. Notice. Seller shall have a continuing obligation to promptly notify Buyer in writing as to any matter hereafter arising or discovered which becomes known to Seller prior to the Closing (except for matters brought to Seller's attention by Buyer in writing) which, if existing or known at the date of this Agreement, would have been required to be set forth or described in any Schedule to this Agreement or otherwise would have resulted in any representation or warranty of Seller contained herein being false or inaccurate in any material respect. No disclosure made by Seller following the date hereof shall be deemed to amend or modify any representation or warranty contained in this Agreement or the Schedules hereto.

          4.08. Confidentiality. Seller agrees that neither Seller nor any of its affiliates will disclose any Confidential Information (as defined below) after the date hereof to any third party, except as required by law. "Confidential Information" shall mean any information concerning the Company or the Business which is in the possession of Seller and its affiliates (other than the Company) on the date hereof or on the Closing Date relating to the Business, other than information which is or becomes available to the public (other than as a result of the disclosure by Seller or any of its affiliates (other than the Company) of such information in contravention of the covenants set forth in this Section 4.08). The covenants and agreements contained in this Section 4.08 shall expire on the fifth anniversary of the Closing Date.

          4.09. Responsibility for Taxes; Returns; Audits.
                -----------------------------------------

                (a)  Indemnification.
                     ---------------

                    (1) Seller shall be responsible for and indemnify and hold harmless Buyer and its affiliates, including the Company, from and against any Losses arising with respect to: (i) all Taxes of the Company for any Taxable year or period ending on or before the Closing Date, including without limitation all Taxes arising from the Section 338 Elections, (ii) for any Taxable year or period beginning before and ending after the Closing Date, all Taxes of the Company for the portion of such Taxable period ending on and including the Closing Date, (iii) all Taxes of Seller or any affiliate thereof (other than the Company) arising under Treasury Regulations ss. 1.1502-6 or any analogous state, local or foreign Tax provision. For purposes of this Section 4.09(a), Seller's obligation to indemnify Buyer and its affiliates with respect to Taxes other than Income Taxes shall apply only to the extent that the Losses incurred with respect to any such Tax exceeds (x) in the case of any such Tax, other than a Miscellaneous Tax (as defined below), the reserves for such Tax on the May 31 Balance Sheet, as such Balance Sheet may be adjusted to reflect solely
(i) any payments out of such reserves and (ii) the operations of the Company in the ordinary course of business, subsequent to the date of such Balance Sheet prior to the Closing Date (any reserve as so adjusted, the "Reserve Amount"); and (y) in the case of any such Tax which is a Miscellaneous Tax (as defined below), 50% of the Reserve Amount with respect to such Miscellaneous Tax. For purposes of this Agreement, Miscellaneous Tax means any employment, withholding or payroll Taxes.

                    (2) For purposes of this Section 4.09(a), whenever it is necessary to determine the liability for Taxes of the Company for a portion of a Taxable year or period that begins before and ends after the Closing Date, the determination of such Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined (i) in the case of Income Taxes, based upon an interim closing of the books of the Company as of the close of business on the Closing Date and (ii) in the case of Taxes other than Income Taxes, (a) with respect to sales, transfer, excise, gains, and other Taxes based upon transfers or transactions, based upon whether the relevant transaction occurred on or prior to, or subsequent to, the Closing Date, and (b) in the case of all other Taxes (including real and personal property Taxes) based upon the relative number of days in the portion of the Taxable period up to and including the Closing Date and the relative number of days in the portion of the Taxable period subsequent to the Closing Date.

               (b) Tax Returns; Filing and Payments.
                   --------------------------------

                    (1) Seller and Buyer shall cause the Company to the extent permitted by law, to join, for any Taxable year or period (or portions thereof) ending on or prior to the Closing Date, in (i) the consolidated federal Income Tax Returns of the Seller Group and (ii) any combined, consolidated or unitary state or local Income Tax Returns of any member of the Seller Group (other than the Company) with respect to which the Company is required to be included or has been included in accordance with most recent past practice. All Taxes with respect to such Tax Returns shall be paid by Seller.

                    (2) Buyer shall timely prepare (or cause to be prepared), and shall timely file (or cause to be timely filed) all Income Tax Returns of the Company (other than those addressed in clause 4.09(b)(1) above) for any Taxable year or period ending on or before the Closing Date which are not required to be filed on or before the Closing Date. Seller shall, consistent with the manner that payments must be made with respect to each of such Income Tax Returns, upon written notice by Buyer, provide Buyer with funds to timely pay the Tax liability shown on such Income Tax Return.

                    (3) Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) all Income Tax Returns of the Company for any Taxable year or period commencing prior to the Closing Date and ending subsequent to the Closing Date. Seller shall, consistent with the manner that payments must be made with respect to each such Income Tax Return, upon written notice by Buyer, provide Buyer with funds to timely pay the portion of the Tax liability shown on such Income Tax Return which is described as being the responsibility of Seller under Section 4.09(a), and Buyer shall pay or cause to be paid such amounts to the appropriate Tax authority.

                    (4) The Tax Returns referred to in this Section 4.09(b)(1), (2) and (3), shall, to the extent not otherwise required by law, be prepared in a manner consistent with the Company's past practice (including any Tax elections and methods of accounting). With respect to any Tax Return referred to in clauses 4.09(b)(2) and (3) above, Buyer shall provide Seller a draft of such Tax Return and Tax information (including, without limitation, work papers and schedules) for review of such Tax Return in a timely manner no later than 30 days prior to the due date (taking into account valid extensions) for the filing of such Tax Return. The parties shall consult in good faith with regard to the form and content of such Returns, provided that, in the event of any disagreement, the Returns shall be filed in the form set forth by the party with responsibility for the preparation of the Return.

               (c) Termination of Tax Sharing Agreements; Powers of
                   Attorney.
                   ------------------------------------------------

                    (1) Any Tax Sharing Agreement to which the Company is a party shall be terminated as of the Closing Date, and the Company shall have no further obligations thereunder. For purposes of this Agreement, the term "Tax Sharing Agreement" includes any agreement or arrangement, whether or not written, providing for the sharing or allocation of liability for Taxes of the parties thereto.

                    (2) All powers of attorney granted by the Company with respect to Taxes shall be revoked as of the Closing Date.

                    (3) Seller agrees that between the date of the Agreement and the Closing Date, it will not cause or permit the Company to (or agree to) (i) make any change in the Company's Tax accounting methods, any new election with respect to Taxes or any modification or revocation of any existing election with respect to Taxes or (ii) settle or otherwise dispose of any Tax audit, dispute, or other Tax proceeding, in the case of each of clauses (i) and (ii) above, without Buyer's express written consent thereto, except that any such audits with respect to Income Taxes, the settlement or disposition of which would not have any adverse effect on Buyer or the Company for any Taxable period ending subsequent to the Closing Date, may be settled or disposed of prior to the Closing without Buyer's consent.

               (d) Section 338 Elections.
                   ---------------------

                    (1) Seller and Buyer shall jointly make timely and irrevocable elections under Section 338(h)(10) of the Code with respect to the Company, and, if permissible, shall make all similar elections under any applicable state or local Tax laws with respect to the Company (collectively, the "Section 338(h)(10) Elections"). Buyer shall have the right to make, in its sole discretion, any elections under Section 338(g) of the Code or any analogous provision of any applicable state or local Tax laws with respect to the Company which are not Section 338(h)(10) Elections (together with the Section 338(h)(10) Elections, the "Section 338 Elections"). Seller and Buyer shall report the transactions consistent with the making of the Section 338 Elections and shall take no position contrary thereto without the written consent of the other party.

                    (2) Seller shall be responsible for and indemnify and hold harmless Buyer and its affiliates (including the Company) from and against any and all Losses arising from any Section 338 Elections being invalid or improperly or untimely filed to the extent attributable to (i) Seller's failure to timely or validly execute any Section 338(h)(10) Forms (as defined below) or file any Section 338(h)(10) Forms with any applicable Income Tax Return, except, in each case, to the extent caused by Buyer,
(ii) any information provided by Seller in connection with the Section 338(h)(10) Forms being inaccurate, untimely, or incomplete, except, in each case, to the extent caused by Buyer or (iii) the inaccuracy of the representation set forth in Section 2.14(d) of this Agreement.

                    (3) Buyer shall be responsible for preparing drafts of all forms, attachments and schedules necessary to effectuate the Section 338(h)(10) Elections including, without limitation, IRS Form 8023 or applicable successor form, and any similar forms on applicable successor forms under applicable state or local income tax laws (the "Section 338(h)(10) Forms"). Seller shall cooperate in good faith with Buyer and shall promptly file with Buyer all information reasonably requested by Buyer and relevant to the preparation of the Section 338(h)(10) Forms. Seller and Buyer shall attempt in good faith to execute at or prior to the Closing any and all such Section 338(h)(10) Forms. In the event, however, any Section 338(h)(10) Forms are not executed at the Closing, at least 45 days prior to the latest date for the filing of such Section 338(h)(10) Forms, Buyer shall furnish Seller with a copy of each such form for its review and comment, together with Buyer's proposed determination of the MADSP (as defined in applicable Treasury Regulations under Section 338) and allocation of the MADSP to the assets of the Company and other relevant items (the "Allocation").

                    (4) Buyer and Seller agree to consult in good faith with regard to the proposed determination of the MADSP and the Allocation, provided that Seller shall accept Buyer's final determination of the MADSP and the Allocation (which Buyer shall provide to Seller at least fifteen days prior to the due date for filing of the Section 338(h)(10) Forms), to the extent that they are reasonable and consistent with applicable Tax law. Seller and Buyer will reflect such Allocation in all applicable Tax Returns filed by any of them, including but not limited to the Section 338(h)(10) Forms. Seller, Buyer, and the Company shall not take a position before any Tax authority or otherwise (including in any Tax Return) inconsistent with the Buyer's determination of the MADSP and the Allocation unless and to the extent required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state or local law).

               (e) Assistance and Cooperation.
                   --------------------------

                    (1) From and after the Closing Date, to the extent reasonably requested by the other party, Seller and Buyer shall assist and cooperate with the other party in the preparation of any Tax Return which the other party is responsible to file pursuant to Section 4.09(b) herein and shall assist and cooperate with the other party in preparing for any audits or disputes relating to Taxes for which the other party is responsible pursuant to this Agreement. From and after the Closing Date, Seller and Buyer shall, pursuant to the other party's reasonable request, make available to the other party all information, records and documents reasonably available to that party which are necessary for the preparation of any Tax Return or resolution of any audit or dispute. In all such cases, the party seeking assistance or cooperation shall bear the expenses of the other party incurred in connection with respect thereto.

                    (2) From and after the Closing Date, Seller and Buyer shall provide timely notice to the other in writing of any pending or threatened tax audits or assessments of the Company for Taxable periods for which the other is liable under this Agreement, and shall furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such Taxable period.

               (f) Certain Taxes. Seller shall bear, and shall indemnify and hold harmless Buyer and its affiliates (including the Company) from and against, all sales, transfer, stamp, documentary, real estate transfer, real estate gains, and other similar Taxes incurred in connection with the transactions contemplated by this Agreement. Seller shall timely file any Returns required to be filed in connection with such Taxes, and Buyer shall cooperate with Seller in such preparation.

               (g) Contests.
                   --------

                    (1) Subject to the provisions of this Section 4.09(g) Seller shall have the right, at its own expense, to control, manage and be responsible for any audit, contest, or similar proceeding with respect to Income Taxes for any Taxable year or period ending on or before the Closing Date and shall have the right to settle or contest in its discretion any such audit, contest or proceeding; provided, however, that (i) Seller shall not have the right to control any such proceeding unless it first acknowledges in writing its obligation to fully indemnify Buyer for the Taxes at issue in the proceeding; (ii) no settlement or disposition of any such proceeding shall be made without Buyer's consent (which consent shall not be unreasonably withheld) if the same reasonably could be expected to affect Buyer's liability for Tax in any Taxable period or portion of a Taxable period ending after the Closing Date; (iii) Buyer and Seller shall jointly control any Income Tax proceeding relating to a Taxable period that begins before, and ends after, the Closing Date; and (iv) Buyer shall have the right to attend and participate in (but not control) at its own expense, any proceeding to the extent that it relates to Income Taxes, other than Income Taxes for which the Company filed a Tax Return as part of the consolidated, combined, or unitary group of which Seller is the common parent. Notwithstanding the foregoing, the written acknowledgment referred to in clause (g)(1)(i) above shall not be required with respect to routine Income Tax audits of the combined, consolidated or unitary group of which Seller is the common parent and in which the relevant taxing authority has not proceeded against or otherwise separately involved Buyer or the Company.

                    (2) Except for proceedings the control of which is determined pursuant to Section 4.09(g)(1) above, Buyer shall, at its own expense, control, manage and solely be responsible for any audit, contest, claim, proceeding or inquiry with respect to Income Taxes for any Taxable year or period ending after the Closing Date, and shall have the exclusive right to settle or contest any such audit, contest, claim, proceeding or inquiry without the consent of any other party.

               (h) Tax Refunds.
                   -----------

                    (i) Buyer shall consider in good faith any requests by Seller for Buyer to pursue a refund claim for a Taxable period ending on or prior to the Closing Date. If Buyer consents (which consent shall not be unreasonably withheld), Buyer and Seller shall cooperate, at Seller's expense, to obtain any Tax refunds to which Seller is entitled under clause
(h)(ii) below, provided that Buyer determines, in its reasonable judgment, that such refund claim would not adversely affect Buyer or the Company for any Taxable period ending subsequent to the Closing Date. Buyer shall remit to Seller the amount of any such refund (reduced by any costs and expenses described in clause (h)(ii)) promptly upon receipt of such refund. If any refund received and remitted to Seller subsequently must be returned to the relevant taxing authority or is otherwise determined to be improper or invalid, Seller shall promptly return such amount to Buyer, and shall indemnify Buyer and the Company against any interest, penalties, or other Losses incurred with respect thereto.

                    (ii) All Income Tax and Miscellaneous Tax refunds, reduced by (x) any Tax cost to Buyer or the Company arising, directly or indirectly, from obtaining such refunds, (y) any other expenses of Buyer or the Company incurred with respect to obtaining such refunds and (z) in the case of any Miscellaneous Tax, 50% of the Reserve Amount (as defined in Section 4.09(a)(1)) with respect to any such refunded Tax attributable to the Reserve Amount, which refunds are received by the Company with respect to Taxable periods (or portions of Taxable periods) ending on or prior to the Closing Date, shall be for the account of Seller. All Tax refunds (other than Income Tax and Miscellaneous Tax refunds) received for Taxable periods (or portions thereof) ending on or prior to the Closing Date, shall be allocated as follows: any refunds of items reserved against, or reflected as an asset, on the Closing Balance Sheet shall be retained by Buyer, and any other Tax refunds, reduced by the costs and expenses described in clauses (x) and (y) above, shall be for the account of Seller.

          4.10.  Corporate Name.
                 --------------

               (a) License. Seller hereby grants to Buyer and the Company a royalty-free, non-exclusive license to use the name and logo "K-C Aviation" (the "Corporate Name") in the conduct of the Business for a period of two years after the Closing Date (the "License"). Buyer and the Company shall cease all use of the Corporate Name on or prior to the expiration of the License, including but not limited to the use of the Corporate Name on signs, vehicles, letterhead and all other stationery, promotional and advertising materials, invoices, uniforms and in telephone and business directories. Buyer and the Company shall have no ownership or equitable rights in the Corporate Name.

               (b) Quality Control. Buyer and the Company shall comply in all material respects with the quality control standards and specifications of the Company (in respect of the Business) that are in place on the date hereof for use of the Corporate Name and shall comply in all material respects with all applicable governmental statutes, regulations and ordinances governing the goods and services offered by the Business to the extent involving the Corporate Name.

               (c) No Affiliation with Seller.  At no time at and after the
Closing Date shall any of Buyer, the Company or their respective affiliates, directly or indirectly, represent itself to any other person or entity as being owned or controlled by or affiliated or associated with Seller or its affiliates.

          4.11. Cash Management. (a) As part of the cash management program of the Company, the Company maintains disbursement checking accounts (the "Disbursement Accounts") from which checks and drafts in respect of the Business are drawn and are funded by the Company. No later than one business day prior to the Closing Date, Seller shall deliver to Buyer a written estimate (the "Estimated Overdraft") of the checks and drafts in respect of the Business that will have been written on the Disbursement Accounts but not presented for payment as of the close of business on the day immediately preceding the Closing Date (the "Outstanding Checks"). At the Closing, Seller shall transfer to a separate interest bearing account (the "Settlement Account"), opened by Buyer, an amount equal to the Estimated Overdraft. Within ten business days after the Closing, Buyer shall advise Seller in writing as to the actual amount of the Outstanding Checks that have been duly honored for payment (the "Actual Overdraft"). If the Actual Overdraft exceeds the Estimated Overdraft, Seller shall pay to Buyer, within two business days of receipt of such advice, the amount of such excess. Within two business days of the determination of the Actual Overdraft, Buyer shall close the Settlement Account and pay to Seller the balance, if any, of such account, as reflected on the closing statement delivered by Buyer's bank. Seller will be responsible for any Outstanding Checks subsequently presented for payment. In the event that Outstanding Checks are presented for payment following the determination of the Actual Overdraft, Buyer shall send a notice to Seller of the amount of such Outstanding Checks funded by Buyer or the Company and duly honored for payment (together with reasonably sufficient evidence thereof), and Seller shall pay to Buyer or the Company two business days after receipt of such notice the amount set forth in such notice.

               (b) Also as part of the cash management program of the Company, the Company maintains wire collection and lockbox accounts with one or more banks (the "Lockbox Accounts") into which wire transfers, checks and drafts in respect of the Business are deposited. The cash balances and payment rights contained in the Lockbox Accounts are swept on a daily basis for the benefit of Seller as the sole stockholder of the Company. Prior to the Closing Date, Seller will instruct the Company's banks that have established Lockbox Accounts either (i) to cease sweeping such accounts for the benefit of Seller (in the case of wire collection accounts), or (ii) to redirect the checks and drafts received in respect of the Business on and after the Closing Date to one or more bank accounts designated by Buyer (in the case of checks and drafts accounts), in the case of each of clauses (i) and (ii) effective as of the close of business on the day immediately preceding the Closing Date, with the result that all wire transfers, checks and drafts in respect of the Business that are deposited in the Lockbox Accounts after the close of business on the day immediately preceding the Closing Date will be for the benefit of Buyer.

          4.12. Non-Competition Agreement. Seller agrees that for a period of five years immediately following the Closing, Seller shall not, without the prior written consent of the Company, (a) engage in any Competitive Activity anywhere in the world (including, without limitation, anywhere in the United States of America) or (b) except as set forth on Schedule 4.12, directly or indirectly solicit for employment, any employee at the level of supervisor or higher of the Company, except with respect to published advertisements or other general solicitations not targeted toward a specific individual. The parties hereto acknowledge and agree that (x) Seller will receive substantial and valuable benefits under this Agreement in consideration of the covenants and agreements of Seller set forth in this Section 4.12, (y) Buyer would not have executed and delivered this Agreement, or agreed to consummate the transactions contemplated hereby upon the terms and conditions set forth in this Agreement, if Seller had not entered into the covenants and agreements set forth in this Section
4.12 and (z) the parties intend that such agreements and covenants be enforceable and that it would be grossly inequitable if a court or judicial tribunal were to not enforce such covenants and agreements to the fullest extent provided herein. "Competitive Activity" shall mean engaging in any of the following activities: (i) directly or indirectly (x) controlling the business operations of any Competitor or (y) owning any equity interests in any Competitor (other than equity interests which are publicly traded and do not exceed 5% of the particular class of interests then outstanding);
(ii) providing consulting services to any Competitor in connection with any activity of the Competitor that competes with the Business; or (iii) knowingly interfering with the business relationship between the Company and any of its customers and suppliers. "Competitor" shall mean any entity that is engaged in, or is engaged in owning or operating or acquiring directly or indirectly one or more entities engaged in, the corporate jet aircraft completion or services business. Notwithstanding the foregoing, nothing contained in this Section 4.12, shall be deemed to prevent the acquisition by Seller or any of its affiliates, by merger, stock or asset purchase, or otherwise, of a controlling equity interest in, or all or substantially all the assets of, any entity which owns, controls or otherwise has an equity interest in a Competitor, provided that (A) the Competitor's business operations do not represent more than ten percent (10%) of such entity's consolidated sales during the immediately preceding fiscal year or (B) Seller or the Competitor divests the portion of the business that competes with the Company within six months following such acquisition by Seller.

          4.13. Transition Services. (a) In order to facilitate the transition of the Business to Buyer, from the Closing Date to and including the twelve month anniversary of the Closing Date (except with respect to payroll services, which shall terminate in accordance with clause (b) of this Section 4.13), Seller shall provide to the Business the services set forth in Schedule 4.13 (which are terminable on 30 days' prior written notice to Seller by Buyer on a service-by-service basis), in consideration for which Buyer shall cause the Company to pay Seller a fee equal to Seller's actual costs and expenses (which shall include an allocation for overhead in a manner consistent with past practice) of providing such services (which may be mutually agreed by Seller and Buyer prior to the time any such support services are so provided).

               (b) Commencing on the date hereof, Buyer shall use its commercially reasonable best efforts to transition the Company's payroll services from Seller to Buyer on the Closing Date. In the event that Buyer is unable to transition the Company's payroll services on the Closing Date, Buyer shall use its commercially reasonable best efforts to do so as soon as practicable following the Closing Date, but in no event later than the two-month anniversary of the Closing Date. Commencing on the date hereof, Seller shall use its commercially reasonable best efforts to cooperate with Buyer to transition the Company's payroll services to Buyer, including, without limitation, by providing all information to Buyer that is necessary in order to effect the transition of the Company's payroll services from Seller to Buyer.

          4.14. K-C Nevada, Inc. Prior to or contemporaneously with the sale of the Stock to the Buyer, Seller shall cause all outstanding shares of the Subsidiary held by the Company to be distributed to Seller as part of a plan of complete liquidation pursuant to Section 332 of the Code. Because this is a deemed liquidation for tax purposes, no documents will be filed prior to the Closing with the Secretary of State of Delaware to effectuate a dissolution or liquidation of the Company.

          4.15. Kimberly-Clark Corporate Aircraft Services Agreement. On or prior to the Closing Date, Seller and the Company shall enter into an Amended and Restated Corporate Aircraft Services Agreement substantially in the form attached hereto as Exhibit A.

          4.16. Burn Testing Matter. Seller covenants and agrees with Buyer to make payments to the Company following the Closing promptly upon being invoiced for all work performed and services provided by the Company following the Closing Date relating to, arising out of and in connection with the Company's testing and remediation of aircraft and all related matters arising out of Federal Aviation Administration regulations regarding burn testing of materials that have been installed in aircraft interiors and reflected in K-C Aviation Service Bulletin KCA-001 (the "Bulletin"), and any other work and services which would have been required on any aircraft if such aircraft were subject to such regulations and the Bulletin (but this provision shall only apply to aircraft completed or refurbished by the Company in a way that would give rise to a requirement for remediation if such aircraft were subject to such FAA regulations and the Bulletin) (the "Burn Testing Matter"). The payments shall be in amounts sufficient to compensate the Company for its reasonable costs and expenses relating to all such work and services (including an allocation for overhead). Seller further covenants and agrees with Buyer that it will indemnify Buyer and the Company and hold them harmless from and against all Losses suffered by either of them or any of their affiliates relating to, arising out of or in connection with the Burn Testing Matter not covered by the first sentence of this Section 4.16, other than with respect to actions of Buyer or the Company following the Closing which constitute gross negligence or willful misconduct (other than such actions constituting gross negligence or willful misconduct that are attributable to any action taken by Seller (or the Company prior to the Closing). Between the date hereof and the Closing Date, Seller shall cause the Company to not deviate from its remediation schedule relating to the Burn Testing Matter. Buyer covenants that the Company shall perform work and services after the Closing pursuant to this Section 4.16 in a workmanlike manner.

          4.17. Deferred Revenue. Notwithstanding anything in this Agreement to the contrary, at the Closing, Seller shall cause the Company to have cash on hand free of any Encumbrance in an amount equal to the amount of the Adjusted Deferred Revenue of the Company as of the close of business on the date immediately preceding the Closing Date (the "Closing Adjusted Deferred Revenue"). None of such cash may be transferred or otherwise disposed of in any manner prior to or at the consummation of the transactions contemplated hereby. At the Closing, Seller shall deliver to Buyer a certificate in form and substance reasonably acceptable to Buyer stating Seller's reasonable best estimate of the Closing Adjusted Deferred Revenue and including calculations setting forth the basis for such estimate and the basis for any estimates made by Seller in connection with determining the Completion Percentage, the Contract Price and the Contract Profit. Buyer shall review such certificate within 30 days following the Closing Date. If Buyer determines that Seller did not cause the Company to have cash on hand in an amount equal to the Closing Adjusted Deferred Revenue at the Closing, Buyer shall notify Seller to that effect within such 30-day period. If Seller disputes Buyer's notice, an arbiter shall be selected in accordance with the third and fourth sentences of Section 1.04(c), and such arbiter shall make a determination as to whether Seller shall be required to pay Buyer cash in an amount sufficient to make up any deficiency in the cash required to be on hand at the Closing. All calculations and estimates made under this Section 4.17 shall be made in accordance with GAAP. The fees, costs and expenses of the arbiter (i) shall be borne by Buyer in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by Buyer (as finally determined by the arbiter) bears to the aggregate dollar amount of such items so submitted and (ii) shall be borne by Seller in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by Buyer (as finally determined by the arbiter) bears to the aggregate dollar amount of such items so submitted. The Closing Adjusted Deferred Revenue shall in no event be less than zero.

          "Adjusted Deferred Revenue" shall mean the sum, for all ongoing agreements or arrangements with customers for which customer payments which would be accounted for by the Company as Deferred Revenue have been or will be received as of the close of business on the day immediately preceding the Closing Date ("Customer Contracts"), of (A) payments received with respect to each Customer Contract, which will be classified and reported as "Deferred Revenue" on the Closing Balance Sheet, less (B) the sum of (i) the "Direct Cost of Sales" plus (ii) allocated "Manufacturing Overhead" (each as determined pursuant to a methodology consistent with the information contained in the K-C Aviation Inc. - Total May 1998 Forecast Income Statement (including the historical information contained therein) previously provided to Buyer and the Financial Statements) accumulated with respect to such Customer Contract as of the close of business on the day immediately preceding the Closing Date (the sum of clauses (i) and (ii), the "Accumulated Costs"), plus (iii) the Earned Profit for such Customer Contract as of the close of business on the day immediately preceding the Closing Date.

          "Completion Percentage" shall mean, with respect to any Customer Contract, (A) the Accumulated Costs, divided by (B) the reasonable best estimate of the sum of (i) "Direct Cost of Sales" plus (ii) allocated "Manufacturing Overhead" for the Customer Contract, in each case as of the date of completion of all work and services required to be performed under the Customer Contract (such sum, the "Total Cost").

          "Contract Price" shall mean, with respect to any Customer Contract, the total net sales price payable in respect of such Customer Contract, as adjusted to reflect changes through and including the close of business on the day immediately preceding the Closing Date.

          "Contract Profit" shall mean, with respect to any Customer Contract, (A) the Contract Price less (B) the Total Cost for such Customer Contract.

          "Earned   Profit"  shall  mean,  with  respect  to  any  Customer
Contract, the Contract Profit multiplied by the Completion Percentage.

          4.18. Delivery of Cash Flow Statements. Within 30 days following the date hereof, but in any event prior to the Closing, Seller shall deliver to Buyer a certificate attaching unaudited pro forma statements of cash flows of the Company for the twelve month period ended December 31, 1997 and the five month period ended May 31, 1998 (the "Cash Flow Certificate"). The Cash Flow Certificate shall certify that (i) the attached statements of cash flows fairly present in all material respects the cash flows of the Company for the respective periods indicated therein and have been prepared in conformity with GAAP consistently applied and on a basis consistent with the Financial Statements, (ii) all adjustments to Seller's financial statements which affect the Company's cash flows have been reflected in the attached statements of cash flows, (iii) all of the items of cash flow or items which affect cash flow reflected in the attached statements of cash flows are related to the Business and arose out of and were incurred in the ordinary course of Business and (iv) all related party transactions have been accounted for by use of consistent accounting policies and methodologies which would not affect the comparability of such financial information in any material way. For all purposes of this Agreement and the Cash Flow Certificate, the certifications contained in the Cash Flow Certificate shall be treated as representations and warranties of Seller, including, without limitation, for purposes of the closing condition set forth in Section 5.01 hereof and the indemnification provisions contained in Article IX hereof.

          4.19. Seller's Insurance. The parties acknowledge that Buyer, the Company or their affiliates may suffer or incur Losses that are covered by insurance policies of Seller for matters arising out of occurrences taking place prior to the Closing ("Pre-Closing Insured Matters"), whether or not such Pre-Closing Insured Matters are reported prior to the Closing. Seller agrees that, at the request of Buyer or the Company, it will assign its right to pursue any claim with respect to any Pre-Closing Insured Matter to Buyer or the Company if such assignment is permitted by the applicable policy and otherwise will use its commercially reasonable best efforts to pursue any claim against Seller's insurers on behalf of Buyer or the Company. Seller shall promptly upon receipt pay over to Buyer or the Company the amount received under any insurance policy of Seller relating to a Pre-Closing Insured Matter. Seller shall not amend or modify its insurance policies covering Pre-Closing Insured Matters in any way that would adversely affect the coverage of Pre-Closing Insurance Matters. Notwithstanding anything contained in this Agreement to the contrary, Seller shall indemnify and hold harmless Buyer, the Company and their affiliates from and against any and all Losses any of them may suffer or incur arising out of or by reason of any Pre-Closing Insured Matter with respect to which Seller is in whole or in part as of the date hereof or as of the Closing Date self insured, including without limitation, Damage and Business Interruption Insurance, Workers Compensation Insurance and Automobile Liability Insurance. Buyer and Seller shall cooperate with each other in respect of Pre-Closing Insurance Matters and any claim made to Seller's insurer in connection therewith, and each shall use its commercially reasonable best efforts to comply with any reasonable request of the other intended to accomplish the purposes of this Section 4.19.

          4.20. AIM System Software Licenses. In the event that the consent of any owner or licensor of any software licensed by Seller for the purposes of supporting the AIM system requires any additional fee or payment in order to obtain such consent or extend such license to the Company, Seller hereby agrees to pay such fee or make such payment, except for any maintenance fee obligations which, in the aggregate, do not exceed $30,000 per year, which maintenance fees (up to such $30,000 amount per year) shall be the responsibility of Buyer.


                                 ARTICLE V

                     CONDITIONS TO BUYER'S OBLIGATIONS
                     ---------------------------------

          The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

          5.01. Representations, Warranties and Covenants of Seller. Seller shall have complied in all material respects with its agreements and covenants contained herein to be performed on or prior to the Closing Date, and the representations and warranties of Seller contained herein in the aggregate shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (a) as otherwise contemplated hereby, and (b) to the extent that any such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true in all material respects as of the specified date. Solely for purposes of the preceding sentence, specific material adverse effect and materiality qualifiers contained in individual representations and warranties shall be disregarded. Buyer shall have received a certificate of Seller, dated as of the Closing Date and signed by an officer of Seller, certifying as to the fulfillment of the condition set forth in this Section 5.01.

          5.02. No Prohibition. No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits Buyer from consummating the transactions contemplated hereby.

          5.03. Consents. The applicable waiting period under the HSR Act shall have expired or been terminated and all other consents, approvals, authorizations, exemptions and waivers from governmental agencies that shall be required for the consummation of the transactions contemplated hereby, and the consents, approvals, authorizations, exemptions and waivers of third parties listed in Schedule 5.03, shall have been obtained in form and substance reasonably satisfactory to the Buyer.

          5.04. No Material Adverse Change. Since May 31, 1998, neither the Company nor any of the Subsidiaries shall have suffered any material adverse change in the business, assets, liabilities or results of operations of the Company.


                                 ARTICLE VI

                     CONDITIONS TO SELLER'S OBLIGATIONS
                     ----------------------------------

          The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

          6.01. Representations, Warranties and Covenants of Buyer. Buyer shall have complied in all material respects with its agreements and covenants contained herein to be performed on or prior to the Closing Date, and the representations and warranties of Buyer contained herein in the aggregate shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (a) as otherwise contemplated hereby, and (b) to the extent that any such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true in all material respects as of the specified date. Solely for purposes of the preceding sentence, specific material adverse effect and materiality qualifiers contained in individual representations and warranties shall be disregarded. Seller shall have received a certificate of Buyer, dated as of the Closing Date and signed by an officer of Buyer, certifying as to the fulfillment of the condition set forth in this Section 6.01.

          6.02. No Prohibition. No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits Seller from consummating the transactions contemplated hereby.

          6.03. HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.


                                ARTICLE VII

               EMPLOYMENT AND EMPLOYEE BENEFITS ARRANGEMENTS
               ---------------------------------------------

          7.01. Employment. On and after the Closing Date, Buyer shall cause the Company to continue to employ all employees of the Company and to offer to employ any employees of Seller listed on Schedule 7.01 hereto (including any such employee who is then an inactive employee on approved medical, non-medical or short-term disability or weekly disability income leave of absence or absent from active employment due to occupational illness or injury covered by workers compensation but excluding employees not actively at work on account of a long-term disability leave of absence) (the "Active Employees") and to provide all Active Employees salaries at substantially the same levels as those in effect immediately prior to the Closing Date; provided, however, that the foregoing shall not prohibit or otherwise limit the Company's right after the Closing to terminate the employment of any Active Employee or to change the level of salary provided to any Active Employee. The persons listed on Schedule 7.01 shall be deemed to be employees of the Company for all purposes of this Agreement.

          7.02. Stay Bonuses. Seller shall retain all liabilities and obligations for payment of bonuses or similar payments to Active Employees pursuant to retention or similar agreements, whether or not written, between Seller or the Company and Active Employees.

          7.03. Benefit Plans. For a period of at least one (1) year following the Closing Date, Buyer shall, or shall cause the Company to, provide employee benefits to the Active Employees which are comparable in the aggregate, for the Active Employees as a group, to the employee benefits currently provided to such Active Employees as a group by Seller under the Company Benefit Plans (excluding the Equity Participation Plan, the Global Stock Option Plan or any other Company Benefit Plans which provide for the grant of stock options); provided, however, that for this purpose (i) service with the Company prior to the Closing Date will not be taken into account and (ii) the Active Employees who are participants in the Kimberly-Clark Retirement Contribution Plan shall be deemed to be participants instead in the Kimberly-Clark Salaried Employees' Retirement Plan. Buyer shall, or shall cause the Company to, (a) for a period of at least one (1) year following the Closing Date, establish and maintain for the benefit of Active Employees, a severance pay plan providing benefits which are no less than the benefits provided to such employees under the Kimberly-Clark Corporation Severance Pay Plan as in effect on the date hereof, a copy of which has been provided to Buyer, and (b) establish a plan providing post retirement benefits for the Active Employees (other than the Eligible Actives) that is designed such that the APBO for those Active Employees (determined in accordance with FAS 106 and based on the Agreed Assumptions) as of the Closing Date will at least equal the FAS 106 Closing Balance Sheet Liability.

          In addition, Buyer shall, or shall cause the Company to, provide that in the event any Active Employee listed on Schedule 7.03 is involuntarily terminated other than for cause (which shall include, without limitation, such employee not devoting substantially all of his business time and attention to the performance of his duties to the Company) during the six (6) month period following the Closing Date (the "Employment Period"), the Company shall continue to pay such former employee's base salary for the remainder of the Employment Period (such payments to be in addition to any payment such former employee may be entitled to under any severance pay plan of the Company). With respect to any employee benefit plan of Buyer, Buyer shall, and shall cause the Company to (x) grant all Active Employees after the Closing Date credit for all service with Seller and its affiliates (including the Company) prior to the Closing Date for purposes of eligibility and vesting and (y) waive any pre-existing condition exclusions with respect to Active Employees. Notwithstanding the foregoing provisions of this Section 7.03, Buyer shall have no obligation to provide post retirement health and life insurance benefits to any Active Employee who would be eligible to receive post retirement health and life insurance benefits under a Company Benefit Plan if he or she retired as of the Closing Date (an "Active Eligible" and collectively, the "Active Eligibles").

          7.04. Benefit Liabilities. Seller shall retain all assets (other than assets which are reflected on the May 31 Balance Sheet), liabilities and obligations under the Company Benefit Plans and Employee Agreements with respect to Employees and their dependents and beneficiaries, including, but not limited to, (i) assets, liabilities and obligations for benefits, compensation, contributions, insurance and health maintenance organization premiums and administrative expenses, whether incurred or accrued before, on or after the Closing Date, and whether or not reported as of the Closing Date, except that the Company shall assume the liability for vacation pay that is accrued during calendar year 1998 and subsequent years and that is eligible to be taken or paid during calendar year 1999 and subsequent years, (ii) liabilities and obligations arising under the continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA with respect to all Employees (or any beneficiary or dependent of any Employee) who, as of the Closing Date, have exercised or are eligible to exercise their right to such continuation coverage and (iii) liabilities and obligations to provide post retirement health and life insurance benefits to Employees who are retired as of the Closing Date and Active Eligibles who, in accordance with the applicable Seller Retirement Plan, elect to retire as of the Closing Date (it being understood, subject to the last sentence of this Section 7.04 and in accordance with the provisions of the applicable Company Benefit Plan, that such an Active Eligible will, upon making an appropriate election, be eligible for post retirement health and life insurance benefits subject to and in accordance with the provisions of the applicable Company Benefit Plan even though he or she does not commence such benefits at the time he or she retires under the applicable Seller Retirement Plan and continues in employment with the Company after the Closing Date). Seller shall not amend or terminate its post retirement health and life insurance benefit plans with respect to the Active Eligibles unless such amendment or termination applies generally to similarly situated salaried retirees of the Seller's then current business units.

          7.05. Seller's Retirement Plans. As of the Closing Date, Seller shall cause each Active Employee to become fully vested in his or her accrued benefit or account balance, as applicable under each of the
Kimberly-Clark Corporation Salaried Employees' Retirement Plan, Kimberly-Clark Corporation Retirement Contribution Plan, the Kimberly-Clark Corporation Retirement Contribution Excess Benefit Program, the Kimberly-Clark Corporation Salaried Employees Incentive Investment Plan, the Kimberly-Clark Corporation Supplemental Benefit Plan and the Kimberly-Clark Corporation Second Supplemental Benefit Plan (collectively, "Seller's Retirement Plans").

          7.06. Equity-Based Plans. As of the Closing Date, Seller shall cause each Active Employee's participation under the Kimberly-Clark Corporation 1992 Equity Participation Plan (the "Equity Participation Plan") and the Kimberly-Clark Corporation Global Stock Option Plan to terminate, and to the extent outstanding awards are or become vested in connection with the transaction contemplated in this Agreement, such awards shall be exercisable (or payable in the case of Participation Share awards under the Equity Participation Plan) subject to and in accordance with the applicable terms of each such plan and the administrative rules thereunder as in effect on the date hereof, copies of which have been provided to Buyer. The transaction contemplated by this Agreement shall constitute a "layoff" under the Kimberly-Clark Corporation Global Stock Option Plan Committee Rules, as in effect on the date hereof, a copy of which has been provided to Buyer.

          7.07. Long-Term Disability. If an employee who would have been an Active Employee had he or she not been on a long-term disability leave of absence on the Closing Date ("Disabled Employee") (each of whom is set forth in Schedule 7.07) is released to work within one year after the Closing Date, Buyer shall, or shall cause the Company to, (i) use commercially reasonable efforts to offer such Disabled Employee a job suitable to his or her abilities and limitations or (ii) if no such job is offered, and subject to the Disabled Employee executing a customary release of claims in favor of Seller, the Company and their respective affiliates, pay severance benefits, if any, which may be owed under any applicable severance plans of Buyer or the Company at such time. Each Disabled Employee who returns to work with Buyer or the Company pursuant to this section will be entitled to the status of an Active Employee under this Agreement for purposes of crediting past service (but not crediting past service for the period between the Closing Date and the date of return to employment) and eligibility for benefits then available to similarly situated Active Employees.

          7.08. Indemnity for Non-Assumed Employee Related Liabilities. Except for liabilities and obligations expressly assumed by Buyer pursuant to this Article VII, Seller shall indemnify and hold harmless Buyer against any and all Losses which may be incurred by Buyer arising out of or relating to the funding, operation, administration, amendment, termination of, withdrawal or partial withdrawal from, any Company Benefit Plan or any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA) established, maintained or contributed to by Seller or any ERISA Affiliate, whether arising out of or relating to any event or state of facts occurring or existing before, on or after the Closing Date, and including, but not limited to, Losses arising under Title IV of ERISA, Section 302 of ERISA and Sections 412 and 4971 of the Code.

          7.09. Buyer's Option Plan. Buyer agrees that, subject to the approval of the committee responsible for administering the Buyer's stock option plan (the "Buyer's Option Plan"), the Active Employees listed on
Schedule 7.09 shall be afforded the opportunity to participate in Buyer's Option Plan at a level commensurate with such Active Employee's position with Buyer.

          7.10. Absence of Restrictions. Except as expressly set forth in this Article VII, nothing in this Agreement shall be construed to prohibit or limit the ability of either party to amend or terminate any employee benefit plans, programs or policies maintained or established by them or their respective affiliates at any time.


                                ARTICLE VIII

                        TERMINATION PRIOR TO CLOSING
                        ----------------------------

          8.01. Termination. This Agreement may be terminated at any time prior to the Closing:

               (a) By the mutual written consent of Buyer and Seller; or

               (b) By either Seller or Buyer in writing, if the Closing shall not have occurred on or before December 31, 1998; or

               (c) By either  Seller or Buyer in  writing,  if there  shall have been a material breach by the other party of any of its covenants or agreements contained herein (which breach has not been cured within 15 days of receipt of written notice thereof from the party seeking to terminate the Agreement) and any such breach results in a failure to satisfy a condition to the terminating party's obligation to consummate the transactions provided herein.

          8.02. Effect on Obligations. Termination of this Agreement pursuant to this Article VIII shall terminate all obligations of the parties hereunder, except for the obligations under Sections 9.11, 9.12 and 9.13, the last sentence of Section 4.03 and this Section 8.02; provided, however, that nothing shall relieve the defaulting or breaching party (whether or not it is the terminating party) from any liability to the other party hereto.


                                 ARTICLE IX

                               MISCELLANEOUS
                               -------------

          9.01. Survival. The representations and warranties of the parties hereto contained herein or in any agreement, certificate or other document executed by either party at or prior to the Closing in connection herewith (an "Ancillary Document") shall expire on the eighteen month anniversary of the Closing Date, except that the representations and warranties set forth in Sections 2.01 and 2.14 of this Agreement shall survive the Closing Date until the expiration of the applicable statute of limitations (including any extensions thereof), and the representations and warranties set forth in Section 2.12 shall expire on the fifth anniversary of the Closing Date. The agreement to indemnify set forth in Section 9.02(b)(v) shall expire on the fifth anniversary of the Closing Date. After the expiration of such periods, any claim by a party hereto based upon any such representation or warranty or the agreement to indemnify set forth in Section 9.02(b)(v) shall be of no further force and effect, except to the extent a party has asserted a claim in accordance with this Article IX for breach of any such representation or warranty or agreement to indemnify prior to the expiration of such period, in which event any representation or warranty or agreement to indemnify to which such claim relates shall survive with respect to such claim until such claim is resolved as provided in this
Article IX. All covenants and agreements of the parties hereto shall survive the Closing until performed in accordance with their terms.

          9.02. Agreement to Indemnify. (a) From and after the Closing Date, subject to Section 9.01, Buyer shall indemnify, defend and hold harmless Seller and any affiliate of Seller and each of Seller's respective directors, officers, employees, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, "Seller's Indemnified Group") from and against any liability, loss, damage, penalty, fine, claim (including third-party claims, whether or not meritorious), cost or expense (including, without limitation, reasonable attorneys' and experts' fees and disbursements) (collectively, "Seller's Losses") incurred or suffered by Seller's Indemnified Group to the extent Seller's Losses arise out of, or result from (i) the failure of any representation or warranty made by Buyer herein or in any Ancillary Document to have been true when made and as of the Closing Date, (ii) the breach of any covenant or agreement of Buyer contained herein or in any Ancillary Document or (iii) Buyer's or the Company's use of the Corporate Name following the Closing (but with respect to this clause (iii) only for out-of-pocket costs and expenses).

               (b) From and after the  Closing  Date,  subject  to  Section
9.01, Seller shall indemnify, defend and hold harmless Buyer and any affiliate of Buyer and each of Buyer's respective directors, officers, employees, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, "Buyer's Indemnified Group") from and against any liability, loss, damage (including, without limitation, natural resource damages), penalty, fine, claim (including third-party claims, whether or not meritorious), cost (including, without limitation, investigation, cleanup, removal or other response costs relating to Environmental Matters) or expense (including, without limitation, reasonable attorneys', consultants' and experts' fees and disbursements) (collectively, "Losses") incurred or suffered by Buyer's Indemnified Group to the extent the Losses arise out of, or result from (i) the failure of any representation or warranty made by Seller herein or in any Ancillary Document to have been true when made and as of the Closing Date, (ii) the breach of any covenant or agreement of Seller contained herein or in any Ancillary Document, (iii) any asset, property, right, obligation or liability of the Company arising out of the Subsidiary (or the distribution of the capital stock of the Subsidiary) or any discontinued operation of or business sold by the Company or the Subsidiary, (iv) the transportation, disposal, or arranging for the disposal at any offsite location of any Hazardous Substances used, generated or stored by the Company or any predecessor thereof prior to the Closing Date, (v) subject to Section 9.04(c), the implementation of any actions (including, without limitation, in response to any audit by the Massachusetts Department of Environmental Protection) in accordance with the Massachusetts Contingency Plan, 310 C.M.R. 40.0000 ("MCP"), necessary to achieve a Response Action Outcome (as defined in the MCP) constituting a Permanent Solution (as defined in the MCP) with respect to any contamination in the soil or groundwater at, on, about, under or within, or which has migrated to or from, the Company's Westfield, Massachusetts Facility (including Real Property thereof) (the "Westfield Facility") as of the Closing Date ("Existing Contamination"), including any Existing Contamination which migrates from the Westfield Facility after the Closing Date, or claims brought by third parties relating to any such contamination, to the extent Losses exceed the reserve for such actions reflected on the May 31 Balance Sheet , (vi) any matter relating to or arising out of item 3 in Schedule 2.09, (vii) any severance obligations of Buyer or the Company arising at any time under Section 7.07 or otherwise with respect to the first individual listed in Schedule 7.07, or (viii) the FAS 106 Liability, but only to the extent such liability exceeds $4,000,000, in which case Seller shall be liable only for the portion of the liability exceeding $4,000,000.


          9.03. Indemnification Procedure. (a) The party seeking indemnification under this Agreement (the "Indemnified Party") shall promptly notify the party from which indemnification is being sought (the "Indemnifying Party") of the facts and circumstances upon which the Indemnified Party intends to base a claim for indemnification hereunder ("Notices"). Notice shall in all events be considered prompt if given (1) no later than 15 days after the Indemnified Party learns of the facts upon which it will claim such indemnification or (2) if earlier, in sufficient time to allow the Indemnifying Party to exercise its rights pursuant to this Section 9.03; provided, however, that the failure to provide such Notice of claims promptly (so long as a notice of claims is given before the date on which the applicable representation or warranty ceases to survive) shall not affect the obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have the right, at its own cost, to participate jointly in the defense of any third-party claim, demand, lawsuit or other proceeding in connection with which the Indemnified Party has claimed indemnification hereunder, and may elect to take over the defense of such claim within 10 business days following Notice thereof upon its written unconditional acknowledgment of its obligation to indemnify the Indemnified Party with respect to such claim; provided, however, that Buyer shall be permitted, at its option, to require that Seller shall not take over the defense of any claim brought by any customer or supplier of the
Business against any member of Buyer's Indemnified Group for which indemnification is available pursuant to this Article IX, and upon exercise of such option such member of Buyer's Indemnified Group shall defend such claim, subject to the following conditions: (i) Seller shall be entitled, in its sole discretion and at its expense, to engage counsel and to participate in any discussions, meetings, negotiations and other communications which may be held or conducted between such member of Buyer's Indemnified Group and such customer or supplier, or their respective  counsels,  with  respect  to such  claim;  (ii) such  member of
Buyer's Indemnified Group shall consult with Seller before making or communicating to such customer or supplier, or its counsel, any decisions concerning such member's strategy or position with respect to the defense of such claim; (iii) such member of Buyer's Indemnified Group shall not settle or otherwise dispose of such claim without the consent of Seller, which consent shall not be unreasonably withheld or delayed; and (iv) any indemnification that is ultimately determined to be owing by Seller to such member of Buyer's Indemnified Group as a result of the settlement or other disposition of such claim (but only if the option to require that Seller not take over the defense of such claim is exercised) shall be limited to 80% of the otherwise indemnifiable Loss with respect to such claim. If the Indemnifying Party makes such an election, (x) it shall keep the Indemnified Party informed as to the status of such matter and shall send promptly copies of all pleadings to the Indemnified Party, (y) with respect to any issue involved in such claim, it shall have the sole right, with respect to claims or portions of claims seeking monetary damages only, to settle or otherwise dispose of such claim on such terms as it, in its sole discretion, shall deem appropriate; provided, however, that the consent of the Indemnified Party to the settlement or disposition shall be required if such settlement or disposition shall result in or would reasonably be expected to result in any liability to, equitable relief against or adverse business effect on the Indemnified Party, which consent shall not be unreasonably withheld or delayed, and (z) the Indemnified Party shall have the right to participate jointly in the defense of such claim, but shall do so at its own cost not subject to reimbursement under Section 9.02. If the Indemnifying Party does not elect to take over the defense of a third-party claim, the Indemnified Party shall have the right to contest, compromise or settle such claim in the exercise of its reasonable judgment; provided, however, that the consent of the Indemnifying Party to any compromise or settlement of such claim shall be required if such compromise or settlement shall result in or would reasonably be expected to result in any liability to the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

               (b) (i) With respect to Seller's indemnification obligations pursuant to Section 9.02(b)(i) (but only with respect to breaches of representations and warranties set forth in Section 2.12(a)(vii)) or pursuant to Section 9.02(b)(iv), and subject to subsection (iii) below, Seller shall manage and control all response actions and/or claims, including, without limitation, the right to retain consultants and counsel, to control all investigations, cleanup, response, remediation and associated activities, and to negotiate, litigate, otherwise contest or settle any claim relating thereto. Seller may settle any claim with respect to any matters contemplated by this subsection (i), provided that such settlement does not result in any impairment to the Business, or liability or cost to, restrictions on or admission by Buyer.

               (ii) With  respect to Seller's  indemnification  obligations pursuant to Section 9.02(b)(i) with respect to breaches of representations and warranties set forth in Section 2.12 (other than Section 2.12(a)(vii)) or pursuant to Section 9.02(b)(v), and subject to subsection (iii) below, Buyer shall manage and control all response actions and/or claims, including, without limitation, the right to retain consultants and counsel, to control all investigations, cleanup, response, remediation and associated activities, and to negotiate, litigate, otherwise contest or settle any claim relating thereto; provided, in the case of any claims brought by private parties alleging common law damage claims, Buyer agrees to consult with Seller in connection with the formulation and implementation of any litigation strategy. Buyer may settle any claim with respect to any matters contemplated by this subsection (ii), provided Seller consents in writing thereto, which consent shall not be unreasonably withheld or delayed.

               (iii) With respect to all matters contemplated by subsections (i) and (ii) above, Buyer or Seller, as the case may be, with respect to any matter managed and controlled by the other, shall have the right to (i) participate, at its own expense, in any meetings or material negotiations with governmental agencies, private claimants or consultants and shall be provided with reasonable advance written notice of the same; and (ii) review in advance and provide comments on any documents proposed to be submitted to governmental agencies or other claimants.

               (iv) Buyer and Seller each agree to cooperate with the other to ensure that the obligations of Seller created by Section 9.02(b)(i) with respect to breaches of representations and warranties set forth in Sections 2.12, 9.02(b)(iv) and 9.02(b)(v) are carried out in a reasonably timely matter. Buyer and Seller each agree to provide the other with such information as may be reasonably requested in writing regarding such obligations, including, without limitation, providing reasonable access to and the right to copy all relevant data, records, studies, reports or other documents. Buyer and Seller each agree to provide the other with reasonable access to each other's employees on a mutually convenient basis in connection with such efforts.

               (c) Notwithstanding the provisions of Section 9.03(a), with respect to any third-party claim or demand that the Indemnifying Party is defending, the Indemnified Party shall have the right to retain separate counsel to represent it and the Indemnifying Party shall pay the fees and expenses of such separate counsel if the Indemnified Party receives and certifies to Seller that it has received an opinion of counsel to the effect that there exist sufficient conflicts that make it reasonably necessary for separate counsel to represent the Indemnified Party and the Indemnifying Party. The certificate shall attach a copy of such opinion.

          9.04. Other Indemnification Matters. (a) With respect to Seller's liability for claims made under clause (b)(i) of Section 9.02, Seller shall have no liability for such claims until the aggregate amount of the Losses incurred by Buyer's Indemnified Group shall exceed $2,500,000, in which case Seller shall be liable only for the portion of the Losses exceeding $2,500,000 (the "Deductible"), and in no event shall Seller's liability for such claims exceed $75,000,000 in the aggregate (the "Cap"); provided, however, that claims for breaches of any representations or warranties contained in Section 2.01 shall not be subject to the Deductible or the Cap, but will be limited in the aggregate to an amount equal to the Purchase Price.

               (b) Solely for purposes of the indemnification provisions contained in this Article IX, the word "material" (or correlative meanings thereof) contained in any individual representation or warranty contained in this Agreement, or any covenant or agreement contained in Section 4.02 of this Agreement, shall be deemed to mean individually or in the aggregate in excess of $500,000, and the words "material adverse effect" contained in any individual representation or warranty contained in this Agreement, or any covenant or agreement contained in Section 4.02 of this Agreement, shall be deemed to mean individually or in the aggregate an effect that exceeds $500,000. With respect to any breach or breaches of any such individual representation or warranty contained in this Agreement, or any such covenant or agreement contained in Section 4.02 of this Agreement, which would not have been breached but for the provisions contained in the immediately preceding sentence, such representation, warranty, covenant or agreement shall be deemed not to have been breached to the extent such breach is evident in, results from or is directly attributable to information that was not disclosed in the Schedules hereto but was disclosed in writing prior to the date hereof in the data room set up by Seller at the offices of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. in Dallas, Texas for purposes of Buyer's due diligence investigation of the Company. The provisions contained in the immediately preceding sentence relate only to information actually contained in such data room, with no duty of due diligence or due inquiry on the part of Buyer with respect to such information. An index of all of the documents contained in such data room is attached as Exhibit B hereto. The provisions of this Section 9.04(b) shall have no effect with respect to the covenants and agreements contained in Section 4.02 of this Agreement following the 18-month anniversary of the Closing Date.

               (c) The  liability  for claims made under  clause  (b)(v) of
Section 9.02 shall in no event exceed $2,000,000.

          9.05.  Interpretive   Provisions.   (a)  Whenever  used  in  this
Agreement, "to Seller's knowledge" or "to the knowledge of Seller" shall mean the actual knowledge of the persons who are listed in Schedule 9.05.

               (b) The words "hereof," "herein," "hereby" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision thereof.

               (c) For purposes of this Agreement, the Company shall be deemed to be an affiliate of Seller prior to the Closing and an affiliate of Buyer after the Closing.

               (d) Disclosure of a matter on any Schedule hereto shall be deemed to be a disclosure for purposes of any other Schedule hereto (with no obligation to cross-reference schedules or items contained on schedules) if it is, or should be, reasonably evident that the disclosure should be contained on such other Schedule.

               (e) Notwithstanding any provision in this Agreement to the contrary, an actual, pending or threatened loss of business or other adverse effect on the Company or the Business, which, in either case, is primarily attributable to the reactions of one or more suppliers to or customers of the Business that are competitors of Buyer to the transactions contemplated hereby because of the identity of Buyer, (i) shall not be deemed to constitute a "material adverse effect," "material adverse change," "material decrease or limitation" or comparable concept for purposes of this Agreement, including but not limited to Sections 2.05, 2.16, 4.02, 5.01 and 5.04 hereof, and (ii) shall not be deemed to constitute breaches of the representations or warranties contained in Sections 2.21 or 2.22 hereof. For purposes of this clause (e), the term "competitors" shall mean persons or entities that manufacture long-range large-cabin business jet aircraft.

          9.06. Entire Agreement. This Agreement (including the Schedules) constitutes the sole understanding of the parties with respect to the subject matter hereof.

          9.07. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that this Agreement may not be assigned by Buyer without the prior written consent of Seller, except that Buyer may, at its election, assign this Agreement to any direct or indirect wholly owned subsidiary so long as (a) the representations and warranties of Buyer made herein are equally true of such assignee and (b) such assignee shall execute a counterpart of this Agreement agreeing to be bound by the provisions hereof as "Buyer," and agreeing to be jointly and severally liable with the assignor and any other assignee for all of the obligations of the assignor hereunder, but no such assignment of this Agreement or any of the rights or obligations hereunder shall relieve Buyer of its obligations under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          9.08. Headings. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

          9.09. Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

          9.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

          9.11. Expenses. Except as otherwise provided herein, Seller and Buyer shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel.

          9.12. Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be given (and will be deemed to have been duly given upon receipt) by delivery in person, by electronic facsimile transmission, cable, telegram, telex or other standard forms of written telecommunications, by overnight courier or by registered or certified mail, postage prepaid,

          if to Seller to:

               Kimberly-Clark Corporation
               1400 Holcomb Bridge Road
               Roswell, Georgia  30076-2199
               Telephone:  (770) 587-8059
               Facsimile: (770) 587-7749
               Attention:  Mr. Robert E. Abernathy

          with a copy to:

               Kimberly-Clark Corporation
               351 Phelps Drive
               Irving, Texas  75038
               Telephone:  (972) 281-1385
               Facsimile:  (972) 281-1578
               Attention:  David M. Dolan, Esq.

          if to Buyer to:

               Gulfstream Aerospace Corporation
               500 Gulfstream Road
               Savannah, Georgia  31402
               Telephone:  (912) 965-3601
               Facsimile:  (912) 965-3752
               Attention:  Ms. Chris A. Davis

          with a copy to:

               Fried, Frank, Harris, Shriver & Jacobson
               One New York Plaza
               New York, New York 10004
               Telephone:  (212) 859-8000
               Facsimile:  (212) 859-4000
               Attention:  Stephen Fraidin, P.C.

or at such other address for a party as shall be specified by like notice.

          9.13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Georgia and of the United States of America located in the State of Georgia, for any
Litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Litigation relating thereto except in such courts). Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Georgia or the United States of America, located in the State of Georgia, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.

          9.14. Public Announcements. Seller and Buyer shall each issue a public announcement upon the execution and delivery of this Agreement. Neither Seller nor Buyer shall make any other public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party, except as may be required by law. With respect to any public statement, the parties shall consult with each other in advance as to the contents and timing thereof.

          9.15. Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

                                        KIMBERLY-CLARK CORPORATION


                                        By: /s/ Robert E. Abernathy
                                           --------------------------------
                                           Name:  Robert E. Abernathy
                                           Title: Group President


                                        GULFSTREAM AEROSPACE CORPORATION


                                        By: /s/ Chris A. Davis
                                           --------------------------------
                                           Name:  Chris A. Davis
                                           Title: Executive Vice President
                                                    and Chief Financial
                                                    Officer